Exhibit 99.1
R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2007 and 2006
(With Independent Auditors’ Report Thereon)

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors’ Report
The Board of Directors
R. J. Reynolds Tobacco Company:
We have audited the accompanying consolidated balance sheets of R. J. Reynolds Tobacco Company and subsidiaries (“R. J. Reynolds Tobacco Company” or the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of R. J. Reynolds Tobacco Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and, effective December 31, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.
/s/ KPMG LLP
Greensboro, North Carolina
February 27, 2008

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Millions)

	For the Years Ended
	December 31,
	2007	2006	2005
Net sales[1]	$7,435	$7,296	$7,409
Net sales, related parties	699	572	505

Net Sales	8,134	7,868	7,914
Costs and expenses:
Cost of products sold[1,2]	4,752	4,611	4,763
Selling, general and administrative expenses	1,410	1,454	1,514
Loss on sale of assets	—	—	24
Amortization expense	22	27	41
Restructuring and asset impairment charges	—	1	2
Trademark impairment charges	33	90	198

Operating income	1,917	1,685	1,372
Interest expense on notes due to affiliates	4	3	3
Interest income on notes due from affiliates	(63)	(37)	(26)
Interest expense	—	1	1
Interest income	(110)	(116)	(74)
Other income, net	(6)	(15)	(9)

Income from continuing operations before income taxes	2,092	1,849	1,477
Provision for income taxes	777	709	641
Minority interest	3	3	3

Income from continuing operations	1,312	1,137	833
Discontinued operations:
Gain on sale of discontinued businesses, net of income taxes (2005–$1)	—	—	2

Net income	$1,312	$1,137	$835

[1]	Excludes excise taxes of $1,963 million, $2,014 million and $2,092 million during 2007, 2006 and 2005, respectively.

[2]	See “Master Settlement Agreement and Federal Tobacco Buyout Expenses” in note 1.
See Notes to Consolidated Financial Statements

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	For the Years Ended
	December 31,
	2007	2006	2005
Cash flows from (used in) operating activities:
Net income	$1,312	$1,137	$835
Less income from discontinued operations	—	—	(2)
Adjustments to reconcile to net cash flows from (used in) continuing operating activities:
Depreciation and amortization	127	150	188
Restructuring and asset impairment charges, net of cash payments	(4)	(13)	(61)
Acquisition restructuring charges, net of cash payments	(8)	(81)	(59)
Trademark impairment charges	33	90	198
Deferred income tax expense	88	115	127
Other changes, that provided (used) cash:
Accounts receivable	7	4	4
Inventories	(8)	65	196
Related party, net	(485)	423	181
Accounts payable	(67)	219	(27)
Accrued liabilities including income taxes and other working capital	(132)	1	(165)
Litigation bonds	94	24	16
Tobacco settlement and related expenses	202	(23)	(135)
Pension and postretirement	(330)	(264)	(209)
Other, net	(20)	15	29

Net cash flows from operating activities	809	1,862	1,116

Cash flows from (used in) investing activities:
Purchases of short-term investments	(3,658)	(7,550)	(10,881)
Proceeds from short-term investments	4,312	7,760	9,983
Capital expenditures	(100)	(123)	(97)
Net proceeds from the sale of businesses	—	—	48
Receipts (additional investments) in notes due from affiliates	(836)	(113)	11
Distributions from equity investees	10	18	12
Net proceeds from sales of fixed assets	3	23	6
Other, net	—	(4)	—

Net cash flows from (used in) investing activities	(269)	11	(918)

Cash flows from (used in) financing activities:
Dividends paid on common stock	—	(1,520)	(435)
Dividends paid to minority stockholder	—	—	(8)
Payments on notes due to affiliates	—	—	(2)
Investment from (returned to) parent	260	(464)	7

Net cash flows from (used in) financing activities	260	(1,984)	(438)

Net change in cash and cash equivalents	800	(111)	(240)
Cash and cash equivalents at beginning of year	891	1,002	1,242

Cash and cash equivalents at end of year	$1,691	$891	$1,002

Income taxes paid, net of refunds	$88	$68	$86
Income taxes paid to parent, net of refunds	$593	$536	$444
Interest paid	$—	$1	$—
See Notes to Consolidated Financial Statements

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$1,691	$891
Short-term investments	377	1,053
Accounts and other receivables, net of allowance (2007–$1; 2006–$3)	50	57
Accounts receivable, related party	75	53
Inventories	921	913
Deferred income taxes, net	812	767
Assets held for sale	4	—
Prepaid expenses	166	100
Notes and interest receivable due from affiliates	159	154

Total current assets	4,255	3,988
Property, plant and equipment, at cost:
Land and land improvements	85	87
Buildings and leasehold improvements	651	650
Machinery and equipment	1,647	1,617
Construction-in-process	47	39

Total property, plant and equipment	2,430	2,393
Less accumulated depreciation	1,477	1,425

Property, plant and equipment, net	953	968
Trademarks, net of accumulated amortization (2007–$523; 2006–$517)	1,867	1,906
Goodwill	5,302	5,303
Other intangibles, net of accumulated amortization (2007–$73; 2006–$57)	155	136
Notes receivable due from affiliates	1,310	472
Other assets and deferred charges	556	189

	$14,398	$12,962

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable	$186	$253
Tobacco settlement and related accruals	2,425	2,216
Due to related party	147	581
Deferred revenue, related party	35	62
Notes and interest due to affiliates	74	64
Other current liabilities	696	748

Total current liabilities	3,563	3,924
Notes due to affiliates	2	4
Deferred income taxes, net	649	612
Long-term retirement benefits (less current portion)	1,042	1,098
Other noncurrent liabilities	245	106

Total liabilities	5,501	5,744

Minority interest (note 9)	8	5

Commitments and contingencies:
Shareholder’s equity:
Common stock (2007 and 2006: $.01 par, 100 shares)	—	—
Paid-in capital	8,835	8,566
Accumulated retained earnings (deficit)	356	(961)
Accumulated other comprehensive loss–(Defined benefit pension and post-retirement plans: 2007-($293) and 2006-($393), net of tax)	(302)	(392)

Total shareholder’s equity	8,889	7,213

	$14,398	$12,962

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY AND
COMPREHENSIVE INCOME
(Dollars in Millions)

			Retained	Accumulated
			Earnings	Other	Total
	Common	Paid-In	(Accumulated	Comprehensive	Shareholder’s	Comprehensive
	Stock	Capital	Deficit)	Income (Loss)	Equity	Income
Balance at December 31, 2004	$—	$9,345	$(1,178)	$(442)	$7,725
Net income	—	—	835	—	835	$835
Minimum pension liability, net of $85 million tax benefit	—	—	—	(52)	(52)	(52)
Other	—	—	—	1	1	1

Total comprehensive income						$784

Additional investment from parent	—	7	—	—	7
Dividends declared	—	—	(435)	—	(435)

Balance at December 31, 2005	—	9,352	(778)	(493)	8,081
Net income	—	—	1,137	—	1,137	$1,137
Minimum pension liability, net of $315 million tax expense	—	—	—	487	487	487

Total comprehensive income						$1,624

Implementation of SFAS 158, net of $246 million tax	—	—	—	(386)	(386)
Additional investment from parent	—	6	—	—	6
Return of capital to parent	—	(592)	—	—	(592)
Dividends declared	—	(200)	(1,320)	—	(1,520)

Balance at December 31, 2006	—	8,566	(961)	(392)	7,213
Cumulative effect of adoption of FIN No. 48	—	—	5	—	5

Adjusted balance as of January 1, 2007	—	8,566	(956)	(392)	7,218
Net income	—	—	1,312	—	1,312	$1,312
Retirement benefits SFAS 158, net of $64 million tax expense	—	—	—	99	99	99
Unrealized loss on short-term investments, net of $8 million tax benefit	—	—	—	(11)	(11)	(11)
Cumulative translation adjustment and other	—	—	—	2	2	2

Total comprehensive income						$1,402

Additional investment from parent	—	269	—	—	269

Balance at December 31, 2007	$—	$8,835	$356	$(302)	$8,889

See Notes to Consolidated Financial Statements

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1–Summary of Significant Accounting Policies
Overview
     The consolidated financial statements include the accounts of R. J. Reynolds Tobacco Company and its wholly and majority owned subsidiaries. R. J. Reynolds Tobacco Company is a wholly owned operating subsidiary of R. J. Reynolds Tobacco Holdings, Inc., referred to as RJR. RJR is a wholly owned subsidiary of Reynolds American Inc., referred to as RAI. RAI, as well as other RAI subsidiaries not owned by R. J. Reynolds Tobacco Company, may be referred to within this document as affiliates or related parties.
     RAI was incorporated as a holding company in the state of North Carolina on January 5, 2004, and its common stock is listed on the NYSE under the symbol “RAI.” RAI was created to facilitate the transactions on July 30, 2004, to combine the U.S. assets, liabilities and operations of Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Company and referred to as B&W, an indirect, wholly owned subsidiary of British American Tobacco p.l.c., referred to as BAT, with R. J. Reynolds Tobacco Company. These July 30, 2004, transactions generally are referred to as the B&W business combination.
     References to RJR Tobacco prior to July 30, 2004, relate to R. J. Reynolds Tobacco Company, a New Jersey corporation and a wholly owned subsidiary of RJR. References to RJR Tobacco on and subsequent to July 30, 2004, relate to the combined U.S. assets, liabilities and operations of B&W and R. J. Reynolds Tobacco Company, a North Carolina corporation.
     The headquarters and primary operations of RJR Tobacco are located in the Winston-Salem, North Carolina area.
     RJR Tobacco is the second largest cigarette manufacturer in the United States and operates two manufacturing facilities in the United States and one in Puerto Rico. RJR Tobacco’s largest selling cigarette brands, CAMEL, KOOL, PALL MALL, DORAL and WINSTON, are currently five of the ten best-selling brands of cigarettes in the United States. Those brands, and its other brands, including SALEM, MISTY and CAPRI, are manufactured in a variety of styles and marketed in the United States to meet a wide range of adult smoker preferences. The U.S. cigarette market is a mature market in which overall consumer demand has declined since 1981 and is expected to continue to decline. Raw materials are readily available.
Basis of Presentation
     The consolidated financial statements have been prepared as if RJR Tobacco operated as a stand-alone entity. A portion of RAI’s overhead is allocated to RJR Tobacco and is included in selling, general and administrative expenses. Management believes that the allocation method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not be indicative of what these expenses would have been if RJR Tobacco operated independently of RAI.
     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires estimates and assumptions to be made that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Certain reclassifications were made to conform prior years’ financial statements to the current presentation.
     The equity method is used to account for investments in businesses that RJR Tobacco does not control but has the ability to significantly influence operating and financial policies. The cost method is used to account for investments in which RJR Tobacco does not have the ability to significantly influence operating and financial policies. RJR Tobacco has no investments in entities greater than 20% for which it accounts by the cost method and has no investments in entities greater than 50% for which it accounts by the equity method. All material intercompany balances between RJR Tobacco and its subsidiaries have been eliminated.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     All dollar amounts are presented in millions, except for amounts set forth in note 9 and as otherwise noted.
Master Settlement Agreement and Federal Tobacco Buyout Expenses
     Cost of products sold includes the following components for the Master Settlement Agreement and other state settlement agreements, collectively referred to as the MSA, and federal tobacco buyout expenses for the years ended December 31:

	2007	2006	2005
Settlement	$2,796	$2,591	$2,623
Phase II growers’ liability offset	—	—	(79)
Phase II growers’ expense	—	—	38

Total settlement expense	$2,796	$2,591	$2,582

Federal tobacco quota buyout	$247	$259	$259
Federal quota tobacco stock liquidation assessment	—	(9)	79

Total quota buyout expense	$247	$250	$338

     For additional information, see “Tobacco Litigation-General- Health-Care Cost Recovery Cases – MSA” and “–Tobacco Buyout Legislation” in note 9.
Cash and Cash Equivalents
     Cash balances are recorded net of book overdrafts when a bank right-of-offset exists. All other book overdrafts are recorded in accounts payable. Cash equivalents include money market funds, commercial paper and time deposits in major institutions with high credit ratings to minimize investment risk. As short-term, highly liquid investments readily convertible to known amounts of cash, with remaining maturities of three months or less at the time of purchase, cash equivalents have carrying values that approximate fair values. Debt securities included in cash equivalents are classified and accounted for as held-to-maturity. The appropriate classification of cash equivalents is determined at the time of purchase and the classification is reassessed at each reporting date.
Short-Term Investments
     RJR Tobacco holds short-term investments in auction rate notes, mortgage-backed securities, federal agency securities and treasury bills and notes. During 2007, adverse changes in financial markets caused certain auction rate notes and mortgage-backed securities to revalue lower than carrying value and become less liquid. Beginning in the third quarter of 2007, the auction rate notes failed to auction due to sell orders exceeding buy orders. The fair values of the auction rate notes and the mortgage-backed securities were determined using pricing, projected future cash flows and credit ratings actions or valuation models that assessed the credit quality of the underlying collateral.
     The funds associated with these auction rate notes and mortgage-backed securities will not be accessible until a successful auction occurs or a buyer is found. RJR Tobacco intends, and has the ability, to hold these auction rate notes and mortgage-backed securities for a period of time sufficient to allow for the anticipated recovery in fair value. These investments will be evaluated on a quarterly basis. RJR Tobacco reviews impairments associated with the above in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and FASB Staff Position FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” to determine the classification of the impairment as temporary or other-than-temporary. RJR Tobacco considers those investments to be temporarily impaired as of December 31, 2007, with the unrealized loss included in accumulated other comprehensive loss in the consolidated balance sheet as of December 31, 2007. Such unrealized loss did not reduce net income for the year ended December 31, 2007.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Accounts Receivable
     Accounts receivable are reported net of allowance for doubtful accounts. A summary of activity in the allowance for doubtful accounts is summarized as follows:

Balance at December 31, 2004	$5
Bad debt expense	1
Write-off of bad debt	(1)

Balance at December 31, 2005	5
Bad debt expense	1
Bad debt recoveries	(2)
Write-off of bad debt	(1)

Balance at December 31, 2006	3
Bad debt recoveries	(2)

Balance at December 31, 2007	$1

Inventories
     Inventories are stated at the lower of cost or market. The cost of tobacco inventories is determined principally under the last-in, first-out, or LIFO, method and is calculated at the end of each year. The cost of work in process and finished goods includes materials, direct labor, variable costs and overhead, and full absorption of fixed manufacturing overhead. Stocks of tobacco, which have an operating cycle that exceeds 12 months due to curing requirements, are classified as current assets, consistent with recognized industry practice.
Long-lived Assets
     Long-lived assets, such as property, plant and equipment, trademarks and other intangible assets with finite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The carrying value of long-lived assets would be impaired if the best estimate of future undiscounted cash flows expected to be generated by the asset is less than the carrying value. If an asset is impaired, the loss is measured as the difference between estimated fair value and carrying value.
Property, Plant and Equipment
     Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Useful lives range from 20 to 50 years for buildings and improvements and from 3 to 30 years for machinery and equipment. The cost and related accumulated depreciation of assets sold or retired are removed from the accounts and the gain or loss on disposition is recognized in operating income.
Intangible Assets
     Intangible assets include goodwill, trademarks and other intangibles. Trademarks and other intangibles are capitalized when acquired. Trademarks and other intangible assets with indefinite lives and goodwill are not amortized, but are tested for impairment annually, during the fourth quarter, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.
Software Costs
     Computer software and software development costs incurred in connection with developing or obtaining computer software for internal use that has a useful life of greater than three years are capitalized. These costs are amortized over five years or less. During 2007 and 2006, costs of $26 million and $39 million, respectively, were capitalized or included in construction in process. At December 31, 2007 and December 31, 2006, the unamortized balance was $74 million and $62 million, respectively. Software amortization expense was $14 million, $19 million, and $20 million for the years ended December 31, 2007, 2006 and 2005, respectively.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Revenue Recognition
     Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. For RJR Tobacco, these criteria are generally met when title and risk of loss pass to the customer. Certain sales of leaf, considered as bill-and-hold for accounting purposes, are recorded as deferred revenue when all of the above revenue recognition criteria are met except delivery, postponed by the customer’s request. Revenue is subsequently recognized upon delivery. Shipping and handling costs are classified as cost of products sold. Certain sales incentives, including coupons, buydowns and slotting allowances, are classified as reductions of net sales.
Advertising and Research and Development
     Advertising costs, which are expensed as incurred, were $85 million, $69 million and $83 million in the years ended December 31, 2007, 2006 and 2005, respectively. Research and development costs, which are expensed as incurred, were $52 million, $56 million and $53 million in the years ended December 31, 2007, 2006 and 2005, respectively.
Income Taxes
     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Interest and penalties related to uncertain tax positions are accounted for as tax expense. As specified in a tax sharing agreement, RJR Tobacco reports federal income taxes in the consolidated return of its indirect parent, RAI, and is responsible for its share of the federal income tax liability, or receives its share of the benefit, based upon the amount determined as if it had filed its own federal income tax return. State income taxes for RJR Tobacco are calculated on a separate return basis.
     Effective January 1, 2007, RJR Tobacco adopted Financial Accounting Standards Board, referred to as FASB, Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” referred to as FIN No. 48. FIN No. 48 clarifies SFAS No. 109, “Accounting for Income Taxes,” by providing specific guidance for consistent reporting of uncertain income taxes recognized in a company’s financial statements, including classification, interest and penalties and disclosures. RJR Tobacco’s adoption of FIN No. 48 resulted in a cumulative adjustment to retained earnings as of January 1, 2007, of $5 million.
Stock-Based Compensation
     RJR Tobacco participates in RAI’s stock plans with an allocation of the cost for RJR Tobacco’s employees for those plans considered compensatory.
Pension and Postretirement
     Effective December 31, 2006, RJR Tobacco adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires balance sheet recognition of the net asset or liability for the overfunded or underfunded status of defined benefit pension and other postretirement benefit plans, on a plan–by–plan basis, and recognition of changes in the funded status in the year in which the changes occur. These changes are reported in accumulated other comprehensive loss as a separate component of shareholder’s equity.
     Recognized gains or losses are annual changes in the amount of either the benefit obligation or the market-related value of plan assets resulting from experience different from that assumed or from changes in assumptions. The minimum amortization of unrecognized gains or losses, as described in SFAS No. 87, “Employers’ Accounting for Pensions,” was included in pension expense, and as described in SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” was included in the postretirement benefit cost. Prior service costs, which are changes in benefit obligations due to plan amendments, are amortized on a straight-line basis over the average remaining service period for active employees. The market-related value of plan assets recognizes changes in fair value

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
in a systematic and rational manner over five years. For further information and detailed disclosure in accordance with SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” see note 10.
Litigation Contingencies
     In accordance with SFAS No. 5, “Accounting for Contingencies,” RJR Tobacco will record any loss related to litigation at such time that an unfavorable outcome becomes probable and the amount can be reasonably estimated. When the reasonable estimate is a range, the recorded loss will be the best estimate within the range. If no amount in the range is a better estimate than any other amount, the minimum amount of the range would be recorded. RJR Tobacco discloses information concerning litigation for which an unfavorable outcome is more than remote. RJR Tobacco records its legal expenses and other litigation costs and related administrative costs as selling, general and administrative expenses as those costs are incurred. See note 9 for additional information on litigation.
Recently Issued Accounting Pronouncements
     In 2006, the FASB issued SFAS No. 157, “Fair Value Measurement.” SFAS No. 157 does not require any new fair value measurements but provides a definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 is effective for RJR Tobacco as of January 1, 2008. In February 2008, the FASB issued FASB Staff Position FAS 157-2, “Effective Date of FASB Statement No. 157,” referred to as FSP 157-2. FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities that are not remeasured at fair value on a recurring basis, until years beginning after November 15, 2008, and interim periods within those years. FSP 157-2 is effective for RJR Tobacco as of January 1, 2009. The adoption of SFAS 157 on financial assets and liabilities will not have a material impact on RJR Tobacco’s consolidated results of operations, financial position or cash flows.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits all entities to choose to elect to measure eligible financial instruments at fair value. RJR Tobacco does not expect to elect to measure any eligible financial instruments at fair value upon adoption of SFAS No. 159 on January 1, 2008.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements.” SFAS No. 160 is an amendment to ARB No. 51, “Consolidated Financial Statements,” and clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for RJR Tobacco as of January 1, 2009. RJR Tobacco has not yet determined the impact of the adoption of SFAS No. 160 on its consolidated results of operations, financial position or cash flows.
     In December 2007, the FASB issued SFAS No. 141(revised 2007), “Business Combinations.” SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations” and provides requirements related to an acquiring entity’s recognition and measurement of all assets acquired and liabilities assumed, including any contingent consideration, pre-acquisition contingencies and noncontrolling interests, as well as treatment of acquisition-related transaction and restructuring costs. SFAS No. 141(R) also requires enhanced disclosures regarding the nature and financial effects of the business combination. SFAS No. 141(R) is effective for RJR Tobacco for business combinations completed on or after January 1, 2009, and its impact will be dependent on its acquisitions, if any, made after that date.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 2–Related Party Transactions
     RJR Tobacco engaged in transactions with related parties in the normal course of business. The following is a summary of balances and transactions with affiliates as of and for the years ended December 31:

	2007	2006
Balances:
Accounts receivable, related party – BAT affiliates	$75	$53
Short-term notes and interest receivable – RAI and RJR	159	154
Long-term notes receivable from RAI and RJR	1,310	472
Due to related party – RAI subsidiaries	141	572
Due to related party – BAT affiliates	6	9
Deferred revenue – BAT affiliates	35	62
Short-term notes and interest due to RJR	74	64
Long-term notes due to RJR	2	4
Minority interest	8	5

	2007	2006	2005
Transactions:
Dividends declared	$—	$1,520	$435
Dividends declared to minority shareholder	—	—	7
Income taxes paid to RAI, net of refunds	593	536	444
Allocation of general and administrative expenses from RAI	50	35	26
Net sales to other RAI operating subsidiaries	207	85	42
Net sales to BAT affiliates	492	485	458
Net sales to joint venture	—	2	5
Fixed assets sales to related parties	—	7	1
Research and development services billed to BAT	3	5	4
BAT related legal indemnification expenses	1	4	36
Purchases from BAT affiliates	15	4	15
Secondee fees billed to BAT	2	2	—
Interest income – RAI subsidiaries	63	37	26
Interest expense – RAI subsidiaries	4	3	3
Minority interest	3	3	3
     The notes receivable from affiliates at December 31, 2007 and 2006, included an unsecured note from RAI for $350 million and $367 million, respectively, which note is payable in semi-annual installments through 2024 or earlier on demand. Interest is payable quarterly based on a rate of 2.5% over the London Interbank Offered Rate, referred to as LIBOR. An additional $1 billion revolving demand note was entered into in 2006 and is payable on demand or no later than the maturity date of September 11, 2016. Interest is payable quarterly based on a rate of 2.5% over LIBOR. At December 31, 2007 and 2006, the amount outstanding against the revolving demand note was $976 million and $121 million, respectively.
     The notes receivable from affiliates also includes advances under unsecured revolving lines of credit to RJR not to exceed $300 million. Interest is payable monthly at the Internal Revenue Service determined fair market value rate, 3.81% at December 31, 2007. The advances are payable on demand with no maturity date.
     A $100 million revolving demand note receivable from Conwood Holdings, Inc., a subsidiary of RAI, was entered into in 2007 and is payable on demand or no later than the maturity date of April 1, 2017. Interest is payable quarterly based on a rate of 2.5% over LIBOR. The amount outstanding at December 31, 2007 against the revolving demand note was zero.
     The Due to RAI subsidiaries, as of December 31, 2007, represents amounts due to RAI and RJR for income taxes net of other payments made by RJR Tobacco on behalf of certain of its related parties including operating expenses, such as payroll and benefits. This balance is a current liability as of December 31, 2007, and is settled periodically.
     The notes due to RJR at December 31, 2007 and 2006, included an unsecured line of credit from RJR to RJR Tobacco payable upon demand, bearing interest at 1.5% plus the six-month Euro LIBOR, which is adjusted to current rates and payable semi-annually. In addition, at December 31, 2007 and 2006, the balance included an unsecured note with outstanding balances of $4 million and $6 million, respectively, due March 2009 with annual principal payments of $2 million, bearing interest at 11%.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The allocation of general and administrative expenses represents an allocation of certain of RAI’s centralized corporate services, including services provided by finance, tax, treasury, legal and human resources.
     RJR Tobacco sells cigarettes and other tobacco products to Lane, Limited, referred to as Lane, R. J. Reynolds Global Products, Inc., Conwood Sales Co., LLC and Santa Fe Natural Tobacco Company, Inc., all of which are other operating subsidiaries of RAI.
     RJR Tobacco has entered into various transactions with affiliates of BAT, the indirect parent of B&W. RJR Tobacco sells contract-manufactured cigarettes and processed strip leaf to BAT affiliates. Pricing for contract-manufactured cigarettes is generally calculated based on 2004 prices, using B&W’s forecasted 2004 manufacturing costs plus 10%, increased by a multiple equal to the increase in the Producer Price Index for subsequent years, reported by the U.S. Bureau of Labor Statistics. Net sales to BAT affiliates, primarily cigarettes, represented approximately 6.0% of RJR Tobacco’s consolidated net sales in 2007, 2006 and 2005.
     RJR Tobacco recorded deferred sales revenue, relating to leaf sold to BAT affiliates that had not been delivered as of December 31, given that RJR Tobacco had a legal right to bill the BAT affiliates. Leaf sales revenue to BAT affiliates will be recognized when the product is shipped to the customer.
     RJR Tobacco performs certain research and development for BAT affiliates pursuant to a joint technology sharing agreement entered into as a part of the B&W business combination. These services were accrued and billed to BAT affiliates and were recorded in selling, general and administrative expenses, net of associated costs.
     RJR Tobacco recorded in selling, general and administrative expenses, funds to be reimbursed to BAT. These funds indemnify B&W and its affiliates for costs and expenses related to tobacco-related litigation in the United States. For additional information relating to this indemnification, see note 9.
     RJR Tobacco also purchases unprocessed leaf at market prices and imports cigarettes at prices not to exceed manufacturing costs plus 10%, from BAT affiliates. Royalty expense is paid to BAT affiliates that own the trademarks to imported brands of cigarettes. The royalty rates vary, although none is in excess of 10% of the local sales price. RJR Tobacco’s royalty fees were less than $1 million. The payable due to BAT in the consolidated balance sheet primarily relates to cigarette purchases.
     In 2006 and 2007, RJR Tobacco seconded certain of its employees to BAT in connection with particular assignments at BAT locations. During their service with BAT, the seconded employees are paid by RJR Tobacco and participate in employee benefit plans sponsored by RAI. BAT will reimburse RJR Tobacco for certain costs of the seconded employees’ compensation and benefits during the secondment period on a quarterly basis.
     Certain of RAI’s subsidiaries, including RJR Tobacco and certain of its subsidiaries, have guaranteed RAI’s obligations under its Fifth Amended and Restated Credit Agreement, referred to as the RAI Credit Facility, and have pledged substantially all of their assets to secure their guarantees of such obligations. RJR Tobacco and certain of its subsidiaries are also guarantors of RAI’s secured notes in the aggregate principal amount of $4.4 billion due in 2009 through 2037. RJR has pledged its interest in RJR Tobacco common stock as collateral for RAI’s secured notes. Also, RJR Tobacco’s material subsidiaries have pledged their principal properties to secure these obligations. These assets constitute a portion of the security for the obligations of RAI and the guarantors under the RAI Credit Facility. The collateral securing RAI’s secured notes will be released automatically in certain circumstances. If these assets are no longer pledged as security for the obligations of RAI and the guarantors under RAI Credit Facility, or any other indebtedness of RAI, they will be released automatically as security for RAI’s secured notes and the related guarantees. Generally, the terms of RAI’s guaranteed secured notes restrict the pledge of collateral and the transfer of all or substantially all of the assets of certain of RAI’s subsidiaries.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     RJR Tobacco and certain of its subsidiaries are also guarantors of RJR’s unsecured notes in the aggregate principal amount of $72 million due in 2009 through 2015.
     RAI and RJR use interest rate swap agreements to modify the interest rate risk on $1.6 billion of their publicly registered notes. These interest rate swap agreements, which at December 31, 2007, had a net unrealized gain of $119 million, are guaranteed and secured by RAI’s material subsidiaries, including RJR Tobacco.
Note 3– Intangible Assets
     The changes in the carrying amount of goodwill during the years ended December 31, 2006 and 2007, were as follows:

Balance as of December 31, 2005	$5,309
Adjustment to 2004 acquisition restructuring accrual, net of $4 million tax	(6)

Balance as of December 31, 2006	5,303
Adjustment to 2004 acquisition restructuring accrual, net of $0 million tax	(1)

Balance as of December 31, 2007	$5,302

     During September 2007, $1 million of goodwill was reversed, primarily reflecting an early warehouse lease termination related to the B&W business combination.
     The changes in the carrying amount of trademarks during the years ended December 31, 2006 and 2007, were as follows:

	Indefinite Life	Finite Life	Total
Balance as of December 31, 2005	$1,947	$61	$2,008
Impairment included in operating income	(88)	(2)	(90)
Amortization expense	—	(12)	(12)

Balance as of December 31, 2006	1,859	47	1,906
Impairment included in operating income	(33)	—	(33)
Amortization expense	—	(6)	(6)

Balance as of December 31, 2007	$1,826	$41	$1,867

     The changes in the carrying amount of other intangibles during the years ended December 31, 2006 and 2007, were as follows:

	Indefinite Life	Finite Life	Total
Balance as of December 31, 2005	$16	$131	$147
Intangible acquired	4	—	4
Amortization expense	—	(15)	(15)

Balance as of December 31, 2006	20	116	136
Intangible transferred	35	—	35
Amortization expense	—	(16)	(16)

Balance as of December 31, 2007	$55	$100	$155

     On January 1, 2007, a $35 million indefinite-lived intangible asset was transferred to RJR Tobacco from Lane, concurrent with the transfer of the management and distribution of DUNHILL and STATE EXPRESS 555 cigarette brands.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Details of finite-lived intangible assets as of December 31, 2007 were as follows:

		Accumulated
	Gross	Amortization	Net
Contract manufacturing	$151	$52	$99
Technology-based	3	2	1

Total other intangibles	154	54	100
Trademarks	82	41	41

	$236	$95	$141

     As of December 31, 2007, the estimated remaining amortization expense associated with finite-lived intangible assets was expected to be expensed as follows:

Year	Amount
2008	$21
2009	20
2010	20
2011	19
2012	19
Thereafter	42

$141

     The annual impairment testing of goodwill and certain intangible assets in the fourth quarters of 2007, 2006 and 2005, included modification to the previously anticipated level of support among certain brands, and an increased rate of decline in projected net sales of certain brands, compared with that assumed in the prior year strategic plan.
     As a result of impairment testing, RJR Tobacco recorded impairment charges of $33 million, $90 million and $198 million, during 2007, 2006 and 2005, respectively. These charges were based on the excess of certain brands’ carrying values over their fair values, using the present value of estimated future cash flows assuming a discount rate of 10.50% in 2007, 10.75% in 2006 and 11.00% in 2005. The discount rate was determined by adjusting the enterprise discount rate by an appropriate risk premium to reflect an asset group risk. These impairment charges are reflected as decreases in the carrying value of the trademarks in the consolidated balance sheets as of December 31, 2007 and 2006, as trademark impairment charges in the consolidated income statements for the years ended December 31, 2007, 2006 and 2005, and had no impact on cash flows.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 4– B&W Business Combination Restructuring Costs
     The components of the B&W business combination restructuring costs accrued and utilized were as follows:

	Employee
	Severance and	Relocation/
	Benefits	Exit Costs	Total
Original accrual	$171	$101	$272
Utilized in 2004	(60)	(26)	(86)

Balance as of December 31, 2004	111	75	186
Utilized in 2005	(40)	(28)	(68)
Adjusted in 2005	—	9	9
Adjustment to goodwill	1	(16)	(15)

Balance as of December 31, 2005	72	40	112
Utilized in 2006	(69)	(12)	(81)
Adjustment to goodwill	(2)	(8)	(10)

Balance as of December 31, 2006	1	20	21
Utilized in 2007	(1)	(7)	(8)
Adjustment to goodwill	—	(1)	(1)

Balance as of December 31, 2007	$—	$12	$12

     In connection with the allocation of the cost of the B&W business combination to assets acquired and liabilities assumed, RJR Tobacco accrued restructuring costs of $272 million in 2004. Of these costs, $171 million relate to the severance of approximately 2,450 former B&W employees in operations, sales and corporate functions, which was significantly completed by midyear 2006. Other accruals include the cost to relocate former B&W employees retained and transferred from facilities that were to be exited. Additionally, other exit costs include contract terminations and the closure of the acquired headquarters, a leased facility in Louisville, Kentucky, as well as the closure of a leased warehouse and certain leased sales offices, net of expected sub-lease income.
     During 2005, RJR Tobacco determined that, under the B&W business combination restructuring plan, the employment of approximately 15 additional former B&W employees would be terminated, which resulted in an accrual of $1 million. The 2005 reduction in relocation/exit costs of $16 million was primarily due to lower-than-expected losses on home sales. Also, in 2005, $9 million was included in selling, general and administrative expenses, primarily relating to lower-than-expected sub-lease income on closed facilities.
     During 2006, RJR Tobacco recorded an $8 million reduction to the reserve primarily due to lower-than-expected losses on home sales and a $2 million reduction to the reserve due to lower-than-expected costs for severance and related benefits.
     During 2007, RJR Tobacco recorded $1 million reduction to the reserve primarily reflecting an early warehouse lease termination.
     As of December 31, 2007, $243 million of the accrual had been paid. In the consolidated balance sheet as of December 31, 2007, $3 million is included in other current liabilities and $9 million is included in other noncurrent liabilities.
     As part of the integration of operations acquired through the B&W business combination, RJR Tobacco transitioned production from the former B&W manufacturing facility in Macon, Georgia to RJR Tobacco’s Winston-Salem, North Carolina facilities. The Macon facility was sold in 2006 for $8 million after recognizing an impairment of $8 million on remeasured assets in selling, general and administrative expenses in 2006.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 5—Short-Term Investments
          Short-term investments classified as available-for-sale as of December 31 were as follows:

	2007			2006
		Gross	Estimated		Gross	Estimated
		Unrealized	Fair		Unrealized	Fair
	Cost	Loss	Value	Cost	Loss	Value
Auction rate notes	$145	$(18)	$127	$659	$—	$659
Mortgage-backed securities	45	(1)	44	—	—	—
Federal agency securities and treasury bills and notes	206	—	206	—	—	—
Fixed income funds	—	—	—	394	—	394

	$396	$(19)	$377	$1,053	$—	$1,053

          The investments in auction rate notes are instruments with long-term contractual maturities, but are typically highly liquid. They have historically generally repriced at intervals ranging from 7 to 49 days, and therefore, historically, the fair values have approximated carrying values. The individual securities are generally held 28 to 35 days depending upon cash needs for operations. However, during 2007, adverse changes in the financial markets caused certain auction rate notes and the mortgage-backed securities to revalue lower than their carrying values and become less liquid. Beginning in the third quarter of 2007, the auction rate notes failed to auction due to sell orders exceeding buy orders. The fair values of the auction rate notes and the mortgage-backed securities were determined using pricing, projected cash flows and credit rating actions or valuation models that assessed the credit quality of the underlying collateral.

          The funds associated with these auction rate notes and mortgage-backed securities will not be accessible until a successful auction occurs or a buyer is found. RJR Tobacco intends, and has the ability, to hold these auction rate notes and mortgage-backed securities for a period of time sufficient to allow for the anticipated recovery in fair value. These investments will be evaluated on a quarterly basis. The contractual maturities of securities, other than auction rate notes, averaged less than one year. RJR Tobacco reviews impairments associated with the above in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and FASB Staff Position FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” to determine the classification of the impairment as temporary or other-than-temporary. RJR Tobacco considers those investments to be temporarily impaired as of December 31, 2007, with the unrealized loss included in accumulated other comprehensive loss in the consolidated balance sheet as of December 31, 2007. Such unrealized loss did not reduce net income for the year ended December 31, 2007.
Note 6—Inventories
          The major components of inventories at December 31 were as follows:

	2007	2006
Leaf tobacco	$754	$754
Other raw materials	33	32
Work in process	28	38
Finished products	137	130
Other	20	22

Total	972	976
Less LIFO allowance	51	63

	$921	$913

          Inventories valued under the LIFO method were $889 million and $888 million at December 31, 2007 and 2006, respectively, net of the LIFO allowance. The LIFO allowance reflects the excess of the current cost of LIFO inventories at December 31, 2007 and 2006, over the amount at which these inventories were carried on the consolidated balance sheets. RJR Tobacco recorded income of $12 million and expense of $2 million and $7 million from LIFO inventory liquidations during 2007, 2006 and 2005, respectively.
Note 7—Other Current Liabilities
          Other current liabilities at December 31 included the following:

	2007	2006
Payroll and employee benefits	$159	$140
Pension and other post-retirement benefits	80	66
Marketing and advertising	160	257
Other	297	285

	$696	$748

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 8—Income Taxes
     In the first quarter of 2007, RJR Tobacco recorded a cumulative effect for a change in accounting principle of $5 million concerning a decrease of accruals related to uncertain tax positions. This change was accounted for as an increase to the opening balance of retained earnings.
     As of January 1, 2007, and December 31, 2007, the gross accruals for unrecognized income tax benefits, including interest and penalties, reflected in other liabilities were $174 million and $172 million, respectively. RJR Tobacco accrues interest and penalties related to accruals for income taxes and reflects amounts in tax expense. The gross amount of interest accrued at January 1, 2007, and at December 31, 2007, was $50 million and $49 million, respectively. The gross amount of penalties accrued at January 1, 2007, and at December 31, 2007, was $9 million and $12 million, respectively. For the year ended December 31, 2007, interest of $3 million and penalties of $3 million were included in the provision for income taxes from continuing operations.
     A reconciliation of the beginning and ending amount of unrecognized gross tax benefits is as follows:

Balance at January 1, 2007	$115
Gross increases related to current period tax positions	15
Gross increases related to tax positions in prior periods	3
Gross decreases related to tax positions in prior periods	(9)
Audit settlements paid during 2007	(9)
Gross decreases related to lapse of applicable statute of limitations	(4)

Balance at December 31, 2007	$111

     As of December 31, 2007, $69 million of unrecognized tax benefits and $44 million of interest and penalties, if recognized, would affect RJR Tobacco’s effective tax rate.
     Major jurisdictions’ audit activities are summarized below:
     RJR Tobacco and its subsidiaries are subject to income taxes in the United States, certain foreign jurisdictions and multiple state jurisdictions. A number of years may elapse before a particular matter, for which RJR Tobacco has established an accrual, is audited and ultimately resolved. The number of years with open tax audits varies depending on the tax jurisdiction. RJR Tobacco’s major taxing jurisdictions and related open tax audits are as follows:
     The Internal Revenue Service completed its examination and issued an assessment for the years 2002 and 2003. RJR Tobacco filed a protest in 2006 for the assessed items and substantial discussions with the IRS were completed in 2007. An ultimate resolution is expected by the end of 2008. Tax and interest for the adjustments proposed by the IRS have been reflected in the FIN No. 48 liability balance. Overpayments for the prior IRS audits are available to offset tax and interest which may be assessed upon ultimate settlement of the 2002 and 2003 audit. RAI filed a consolidated federal income tax return for the years 2004 through 2006, in which RJR Tobacco was included. The IRS has not yet scheduled an examination of the tax returns for the years 2004 through 2006.
          In December 2007, the State of North Carolina completed its examination of RJR Tobacco for the years 2000 through 2002 and issued a total assessment of $37 million: $21 million related to tax, $8 million related to interest and $8 million related to a penalty. RJR Tobacco filed a protest in January 2008. RJR Tobacco will continue to work with the State of North Carolina to resolve issues identified and assessed for years 2000 through 2002. A resolution is not anticipated within the next 12 months. However, in the event a complete resolution of this audit is reached during the next 12 months, RJR Tobacco could recognize additional expense up to $12 million, inclusive of tax, interest net of federal benefit plus penalties.
     It is expected that the amount of unrecognized tax benefits will change in the next 12 months. Excluding the impact of the State of North Carolina’s assessment for years 2000 through 2002, RJR Tobacco does not expect the change to have a significant impact on its consolidated results of operations, financial position or cash flow.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The components of the provision for income taxes from continuing operations were as follows:

	For the Years Ended
	December 31,
	2007	2006	2005
Current:
Federal	$595	$540	$449
State and other	94	54	65

	689	594	514

Deferred:
Federal	59	59	100
State and other	29	56	27

	88	115	127

	$777	$709	$641

          The current deferred income tax asset shown on the consolidated balance sheets at December 31 included the following:

	2007	2006
Deferred tax assets (liabilities):
LIFO inventories	$(248)	$(229)
Pension and other postretirement liabilities	39	67
Tobacco settlement related accruals	956	877
Other accrued liabilities	65	52

	$812	$767

          The composition of net current deferred income tax asset by jurisdiction at December 31 was as follows:

	2007	2006
Federal	$665	$630
State and other	147	137

	$812	$767

          The non-current deferred income tax liability shown on the consolidated balance sheets at December 31 included the following:

	2007	2006
Deferred tax assets:
Pension and other postretirement liabilities	$251	$444
Other accrued liabilities	80	38

	331	482

Deferred tax liabilities:
Property and equipment	(238)	(253)
Trademarks and other intangibles	(741)	(739)
Other	(1)	(102)

	(980)	(1,094)

	$(649)	$(612)

          The composition of net non-current deferred income tax liability by jurisdiction at December 31 was as follows:

	2007	2006
Federal	$(598)	$(453)
State and other	(51)	(159)

	$(649)	$(612)

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The total deferred tax assets were $1,391 million and $1,478 million as of December 31, 2007 and 2006, respectively. The total deferred tax liabilities were $1,228 million and $1,323 million as of December 31, 2007 and 2006, respectively. There was no valuation allowance for deferred taxes as of December 31, 2007 and 2006, as RJR Tobacco believes it is more likely than not that all of the deferred tax assets will be realized.
          Pre-tax income for domestic and foreign operations consisted of the following:

	For the Years Ended
	December 31,
	2007	2006	2005
Domestic (includes U.S. exports)	$2,062	$1,817	$1,441
Foreign	30	32	36

	$2,092	$1,849	$1,477

          The differences between the provision for income taxes from continuing operations and income taxes computed at statutory U.S. federal income tax rates were as follows:

	For the Years Ended
	December 31,
	2007	2006	2005
Income taxes computed at statutory U.S. federal income tax rates	$732	$647	$517
State and local income taxes, net of federal tax benefits	75	52	58
Unfavorable resolution of federal tax matters	—	—	79
Other items, net	(30)	10	(13)

Provision for income taxes from continuing operations	$777	$709	$641

Effective tax rate	37.1%	38.3%	43.4%

          In 2005, RJR Tobacco recorded an adjustment of $15 million as an increase in income tax expense and a corresponding increase in deferred tax liabilities. This adjustment resulted from differences between the deferred tax liabilities recorded in prior periods and the underlying cumulative timing differences supporting them.
          In 2005, RJR Tobacco received a $68 million cash distribution from a foreign subsidiary under the provisions of the American Jobs Creation Act. The provisions of the Act provide for a one-time repatriation of foreign earnings of an affiliate at a net 5.25% tax rate if the earnings are repatriated under a Qualified Domestic Reinvestment Plan, referred to as a QDRP. The earnings were repatriated under a QDRP, resulting in a net tax of 5.25% on the cash distribution.
          In 2005, the resolution of prior years’ tax matters resulted in an addition of income tax expense of $79 million. The 2005 adjustment finalizes the Internal Revenue Service’s audit of tax returns for the years 1986 through 1996.
          As of December 31, 2007, there was $67 million of accumulated and undistributed income of foreign subsidiaries. RJR Tobacco plans to reinvest these earnings abroad indefinitely. Accordingly, no applicable deferred income taxes have been provided.
          In 2005 RJR Tobacco recorded an adjustment to tax expense included in discontinued operations of $1 million related to the gain on the 1999 sale of RJR’s international tobacco business.
          As of December 31, 2007, the deferred tax benefits included in accumulated other comprehensive loss were $186 million for retirement benefits and $8 million for unrealized losses on short-term investments. As of December 31, 2006, the tax benefits included in accumulated other comprehensive loss were $250 million for retirement benefits.
Note 9—Commitments and Contingencies
          Tobacco Litigation — General

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Introduction
     Various legal proceedings or claims, including litigation claiming that cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RJR Tobacco’s products, are pending or may be instituted against RJR Tobacco, or its affiliates, including RAI and RJR, or indemnitees, including B&W. These legal proceedings include claims relating to cigarette products manufactured by RJR Tobacco or certain of its affiliates and indemnitees. A discussion of the legal proceedings relating to cigarette products is set forth below under the heading “— Litigation Affecting the Cigarette Industry.”
     In connection with the B&W business combination, RJR Tobacco has agreed to indemnify B&W and its affiliates against certain liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-business combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the B&W business combination. In addition, pursuant to this indemnity, RJR Tobacco expensed $1 million, $4 million and $36 million during 2007, 2006 and 2005 respectively, for funds to be reimbursed to BAT for costs and expenses incurred arising out of certain tobacco-related litigation.
          Certain Terms and Phrases
     Certain terms and phrases used in this disclosure may require some explanation. The term “judgment” or “final judgment” refers to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. In most cases, the losing party can appeal a verdict only after a final judgment has been entered by the trial court.
     The term “damages” refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury or, in some cases, by a judge. “Compensatory damages” are awarded to compensate the prevailing party for actual losses suffered, if liability is proved. In cases in which there is a finding that a defendant has acted willfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded “punitive damages.” Although damages may be awarded at the trial court stage, a losing party generally may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to limits set by court or statute.
     The term “settlement” refers to certain types of cases in which cigarette manufacturers, including RJR Tobacco and B&W, have agreed to resolve disputes with certain plaintiffs without resolving the case through trial. The principal terms of certain settlements entered into by RJR Tobacco and B&W are explained below under “— Accounting for Tobacco-Related Litigation Contingencies.”
          Theories of Recovery
     The plaintiffs seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, unjust enrichment, medical monitoring, public nuisance and violations of state and federal antitrust laws. In certain of these cases, the plaintiffs claim that cigarette smoking exacerbated injuries caused by exposure to asbestos.
     The plaintiffs seek various forms of relief, including compensatory and punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and other equitable relief. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Defenses
     The defenses raised by RJR Tobacco and its affiliates and indemnitees include, where applicable and otherwise appropriate, preemption by the Federal Cigarette Labeling and Advertising Act of some or all claims arising after 1969, the lack of any defect in the product, assumption of the risk, contributory or comparative fault, lack of proximate cause, remoteness, lack of standing and statutes of limitations or repose. RAI and RJR have asserted additional defenses, including jurisdictional defenses, in many of the cases in which they are named.
          Accounting for Tobacco-Related Litigation Contingencies
     In accordance with GAAP, RJR Tobacco records any loss concerning litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. In the third quarter of 2007, RJR Tobacco accrued $6 million related to unfavorable judgments in two individual plaintiff’s cases tried in conjunction with the Engle v. R. J. Reynolds Tobacco Co. case. On February 8, 2008, RJR Tobacco paid $5.9 million relating to those judgments, which amount was determined using the total amount of verdicts together with accrued interest beginning November 7, 2000. Additional interest, if any, determined by the trial court will be immaterial to the Company. With the exception of two Engle related verdicts, and for the reasons set forth below, RJR Tobacco’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, when viewed on an individual basis, is not probable.
     Subject to the foregoing paragraph, RJR Tobacco and its affiliates believe that they have valid defenses to the smoking and health tobacco litigation claims against them, as well as valid bases for appeal of adverse verdicts against them. RJR Tobacco and their affiliates and indemnitees have, through their counsel, filed pleadings and memoranda in pending smoking and health tobacco litigation that set forth and discuss a number of grounds and defenses that they and their counsel believe have a valid basis in law and fact. RJR Tobacco and its affiliates and indemnitees continue to win the majority of smoking and health tobacco litigation claims that reach trial, and a very high percentage of the tobacco-related litigation claims brought against them continue to be dismissed at or before trial. Based on their experience in the smoking and health tobacco litigation against them and the strength of the defenses available to them in such litigation, RJR Tobacco and its affiliates believe that their successful defense of smoking and health tobacco litigation in the past will continue in the future.
     Except for verdicts in two individual smoking and health cases tried as part of the Engle class-action case mentioned above, no liability for pending smoking and health tobacco litigation was recorded in RJR Tobacco’s consolidated balance sheet as of December 31, 2007. RJR has liabilities totaling $94 million that were recorded in 1999 in connection with certain indemnification claims asserted by Japan Tobacco, Inc., referred to as JTI, against RJR and RJR Tobacco relating to certain activities of Northern Brands International, Inc., a now inactive, indirect subsidiary of RAI formerly involved in the international tobacco business, referred to as Northern Brands. For further information on Northern Brands and related litigation and the indemnification claims of JTI, see “—Litigation Affecting the Cigarette Industry — Other Litigation and Developments” and “—Other Contingencies and Guarantees” below.
     Generally, RJR Tobacco and its affiliates and indemnitees have not settled, and currently RJR Tobacco and its affiliates do not intend to settle, any smoking and health tobacco litigation claims. It is the policy of RJR Tobacco and its affiliates to vigorously defend all tobacco-related litigation claims.
     The only smoking and health tobacco litigation claims settled by RJR Tobacco and B&W involved:
•	the Master Settlement Agreement and other settlement agreements with the states of Mississippi, Florida, Texas and Minnesota, and the funding by various tobacco companies of a $5.2 billion trust fund contemplated by the Master Settlement Agreement to benefit tobacco growers; and

•	the original Broin flight attendant case discussed below under “— Litigation Affecting the Cigarette Industry — Class-Action Suits.”
     The circumstances surrounding the MSA and the funding of a trust fund to benefit the tobacco growers are readily distinguishable from the current categories of smoking and health cases involving RJR Tobacco or its affiliates and indemnitees. The claims underlying the MSA were brought on behalf of the states to recover funds paid for health-care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. The MSA settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
contain releases of various additional present and future claims. In accordance with the MSA, various tobacco companies agreed to fund a $5.2 billion trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers. A discussion of the MSA, and a table depicting the related payment schedule, is set forth below under “—Litigation Affecting the Cigarette Industry — Health-Care Cost Recovery Cases — MSA.”
     The states were a unique set of plaintiffs and are not involved in any of the smoking and health cases remaining against RJR Tobacco or its affiliates and indemnitees. Although RJR Tobacco and certain of its affiliates and indemnitees continue to be defendants in health-care cost recovery cases similar in theory to the state cases but involving other plaintiffs, such as hospitals, Native American tribes and foreign governments, the vast majority of such cases have been dismissed on legal grounds. RJR Tobacco and its affiliates, including RAI, believe that the same legal principles that have resulted in dismissal of health-care cost recovery cases either at the trial court level or on appeal should compel dismissal of the similar pending cases.
     The pending U.S. Department of Justice case brought against various industry members, including RJR Tobacco and B&W, discussed below under “—Litigation Affecting the Cigarette Industry — Health-Care Cost Recovery Cases,” also can be distinguished from the circumstances surrounding the MSA. Under its Medical Care Recovery Act and Medicare Secondary Payer Act claims, the federal government made arguments similar to the states and sought to recover federal funds expended in providing health care to smokers who have developed diseases and injuries alleged to be smoking-related. These claims were dismissed, and the only claim remaining in the case involves alleged violations of civil provisions of the federal Racketeer Influenced and Corrupt Organizations Act, referred to as RICO. A comprehensive discussion of this case is set forth below under “—Litigation Affecting the Cigarette Industry — Health-Care Cost Recovery Cases.”
     As with claims that were resolved by the MSA, the other cases settled by RJR Tobacco can be distinguished from existing cases pending against RJR Tobacco and its affiliates and indemnitees. The original Broin case, discussed below under “—Litigation Affecting the Cigarette Industry — Class-Action Suits,” was settled in the middle of trial during negotiations concerning a possible nation-wide settlement of claims similar to those underlying the MSA.
     DeLoach v. Philip Morris Cos., Inc., an antitrust case, was brought by a unique class of plaintiffs: a class of all tobacco growers and tobacco allotment holders. The class asserted that the defendants, including RJR Tobacco and B&W, engaged in bid-rigging of U.S. burley and flue-cured tobacco auctions. Despite valid legal defenses, RJR Tobacco and B&W separately settled this case to avoid a long and contentious trial with the tobacco growers. The few antitrust cases pending against RJR Tobacco and B&W involve different types of plaintiffs and different theories of recovery under the antitrust laws.
     Finally, as discussed under “—Litigation Affecting the Cigarette Industry — MSA — Enforcement and Validity,” RJR Tobacco and B&W each has settled certain cases brought by states concerning the enforcement of the MSA. Despite valid legal defenses, these cases were settled to avoid further contentious litigation with the states involved. Each MSA enforcement action involves alleged breaches of the MSA based on specific actions taken by the particular defendant. Accordingly, any future MSA enforcement action will be reviewed by RJR Tobacco on the merits and should not be affected by the settlement of prior MSA enforcement cases.
          Cautionary Statement
     Even though RJR Tobacco’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, when viewed on an individual basis, is not probable, the possibility of material losses related to such litigation is more than remote. Litigation is subject to many uncertainties, and generally it is not possible to predict the outcome of any particular litigation pending against RJR Tobacco or its affiliates or indemnitees, or to reasonably estimate the amount or range of any possible loss.
     Although RJR Tobacco believes that it has valid bases for appeals of adverse verdicts in its pending cases and valid defenses to all actions, and intends to defend all actions vigorously, it is possible that there could be further adverse developments in pending cases, and that additional cases could be decided unfavorably against, RJR Tobacco or its affiliates or indemnitees. Determinations of liability or adverse rulings in such cases or in similar cases involving other cigarette manufacturers as defendants, even if such judgments are not final, could materially adversely affect the litigation against RJR Tobacco or its affiliates or indemnitees and could encourage the commencement of additional tobacco-related litigation. In addition, a number of political, legislative, regulatory and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation.
     Although it is impossible to predict the outcome of such events on pending litigation and the rate new lawsuits are filed against RJR Tobacco or its affiliates or indemnitees, a significant increase in litigation or in adverse outcomes for tobacco defendants could have a material adverse effect on any or all of these entities. Moreover, notwithstanding the quality of defenses available to it and its affiliates and indemnitees in litigation matters, it is possible that RJR Tobacco’s results of operations, cash flows or financial position could be materially adversely affected by the ultimate outcome of certain pending litigation matters against RJR Tobacco or its affiliates or indemnitees.
          Litigation Affecting the Cigarette Industry
          Overview
     Introduction. In connection with the business combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W on July 30, 2004, RJR Tobacco agreed to indemnify B&W and its affiliates against, among other things, certain litigation liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. Accordingly, the cases discussed below include cases brought solely against RJR Tobacco and its affiliates, including RAI and RJR; cases brought against both RJR Tobacco, its affiliates and B&W; and cases brought solely against B&W and assumed by RJR Tobacco in the business combination.
     During the fourth quarter of 2007, 314 tobacco-related cases were served against RJR Tobacco or its affiliates or indemnitees. On December 31, 2007, there were 1,399 cases, including 686 individual smoker cases pending in West Virginia state court as a consolidated action and 466 Engle Progeny Cases, defined below, pending in the United States against RJR Tobacco or its affiliates or indemnitees, as compared with 1,237 on December 31, 2006, and 1,270 on December 31, 2005, pending in the United States against RJR Tobacco or its affiliates or indemnitees.
     As of February 1, 2008, 973 tobacco-related cases were pending against RJR Tobacco or its affiliates or indemnitees: 968 in the United States; one in Puerto Rico; three in Canada; and one in Israel. Of the 968 total U.S. cases, 28 cases are pending against B&W that are not also pending against RJR Tobacco. The U.S. case number does not include the 2,622 Broin II or the 866 Engle Progeny Cases, as discussed below, pending as of February 1, 2008. The following table lists the number of U.S. tobacco-related cases by state that were pending against RJR Tobacco or its affiliates or indemnitees as of February 1, 2008, exclusive of the Broin II and Engle Progeny Cases:

Number of
State	U.S. Cases
West Virginia	692 *
Maryland	52
Florida	30
Mississippi	28
New York	25
Missouri	24
Louisiana	17
California	12
Illinois	8
New Jersey	6
Connecticut	4
Ohio	4
Pennsylvania	4
Delaware	3
District of Columbia	3
Georgia	3
Kentucky	3
Washington	3
Alabama	2
Arizona	2

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Number of
State	U.S. Cases
Kansas	2
Maine	2
Michigan	2
Minnesota	2
New Mexico	2
North Carolina	2
Oregon	2
South Carolina	2
South Dakota	2
Tennessee	2
Vermont	2
Wisconsin	2
Alaska	1
Arkansas	1
Colorado	1
Hawaii	1
Idaho	1
Indiana	1
Iowa	1
Mariana Islands	1
Massachusetts	1
Montana	1
Nebraska	1
Nevada	1
New Hampshire	1
North Dakota	1
Oklahoma	1
Rhode Island	1
Utah	1
Virginia	1
Wyoming	1

Total	968 **

*	687 of the 692 cases are pending as a consolidated action, In re: Tobacco Litigation Personal Injury Cases, Circuit Court, Ohio County, West Virginia, consolidated January 11, 2000. The initial phase of the trial of these cases was scheduled to begin on March 18, 2008, but on February 11, 2008, the trial court stayed the trial of the initial phase indefinitely pending the U.S. Supreme Court review in Good v. Altria Group, Inc., a “lights” class action filed in August 2005 in the United States District Court for the District of Maine. On February 25, 2008, the U.S. Supreme Court denied the defendants’ petition for certiorari asking the Court to review the trial plan.

**	Of the 968 pending U.S. cases, 42 are pending in federal court, 925 in state court and 1 in tribal court.
     The following table lists the categories of the U.S. tobacco-related cases pending against RJR Tobacco or its affiliates or indemnitees as of February 1, 2008, compared with the number of cases pending against RJR Tobacco, its affiliates or indemnitees as of October 12, 2007, as reported in RAI’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed with the SEC on November 1, 2007, and a cross-reference to the discussion of each case type.

		Change in Number
	RJR Tobacco’s	of Cases Since
	Case Numbers as of	October 12, 2007
Case Type	February 1, 2008	Increase/(Decrease)	Page Reference
Individual Smoking and Health	872	(210)	30
Engle Progeny (Number of Plaintiffs)*	866 (2,366)	716	31
Broin II	2,662	39	32
Class-Action	18	1	32
Health-Care Cost Recovery	3	No Change	37
MSA-Enforcement and Validity	61	9	41
Antitrust	3	No Change	43
Other Litigation	11	2	44

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

*	The Engle Progeny Cases have been separated from the Individual Smoking and Health cases for reporting purposes. Plaintiffs’ counsel are attempting to include multiple plaintiffs in most of the cases filed.
     Three pending cases against RJR Tobacco and B&W have attracted significant media attention: the Florida state court class-action case, Engle v. R. J. Reynolds Tobacco Co., the federal RICO case brought by the U.S. Department of Justice, and the federal lights class action Schwab [McLaughlin] v. Philip Morris USA, Inc.
     In 2000, a jury in Engle rendered a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all defendants. On July 6, 2006, the Florida Supreme Court, among other things, affirmed an appellate court’s reversal of the punitive damages award, decertified the class going forward, preserved several class-wide findings from the trial, including that nicotine is addictive and cigarettes are defectively designed, and authorized class members to avail themselves of these findings in individual lawsuits under certain conditions. After subsequent motions were resolved, the Florida Supreme Court issued its mandate on January 11, 2007, thus beginning a one-year period in which former class members were permitted to file individual lawsuits. On October 1, 2007, the U.S. Supreme Court denied the defendants’ petition for writ of certiorari. As of February 1, 2008, RJR Tobacco had been served in 866 Engle Progeny Cases in both state and federal courts in Florida. These cases include approximately 2,366 plaintiffs. The number of cases will increase due to a delay in the processing of cases in the Florida court system.
     In the U.S. Department of Justice case, brought in 1999 in the U.S. District Court for the District of Columbia, the government sought, among other forms of relief, the disgorgement of profits pursuant to the civil provisions of RICO. The U.S. Court of Appeals for the District of Columbia ruled in 2005 that disgorgement is not an available remedy in the case. The bench trial ended in June 2005, and the court, in August 2006, issued its ruling, among other things, finding certain defendants, including RJR Tobacco and B&W, liable for the RICO claims, imposing no direct financial penalties on the defendants, but ordering the defendants to make certain “corrective communications” in a variety of media and enjoining the defendants from using certain brand descriptors. Both sides have appealed to the U.S. Court of Appeals for the District of Columbia, and the trial court’s order has been stayed pending the appeal. Briefing is scheduled to conclude on May 19, 2008.
     In September 2006, the U.S. District Court for the Eastern District of New York in Schwab certified a nation-wide class of “lights” smokers. On November 16, 2006, the U.S. Court of Appeals for the Second Circuit granted the defendants’ motions to stay the district court proceedings and for review of the class certification ruling. Oral argument occurred on July 10, 2007. A decision is pending.
     For a detailed description of these cases, see “— Class-Action Suits — Engle Case,” “— Health-Care Cost Recovery Cases — Department of Justice Case” and “— Class-Action Suits — ‘Lights’ Cases” below.
     In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with 46 U.S. states and certain U.S. territories and possessions. These cigarette manufacturers previously settled four other cases, brought on behalf of Mississippi, Florida, Texas and Minnesota, by separate agreements with each state. The MSA, including the four other state settlement agreements:
•	settled all health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions;

•	released the major U.S. cigarette manufacturers from various additional present and potential future claims;

•	imposed future payment obligations on RJR Tobacco, B&W and other major U.S. cigarette manufacturers; and

•	placed significant restrictions on their ability to market and sell cigarettes.
     The aggregate cash payments made by RJR Tobacco under the MSA were $2.6 billion, $2.6 billion and $2.7 billion in 2007, 2006 and 2005, respectively. RJR Tobacco estimates its payments will be approximately $2.8 billion in 2008

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and each year thereafter. These payments are subject to adjustments for, among other things, the volume of cigarettes sold by RJR Tobacco, RJR Tobacco’s market share and inflation. See “— Health-Care Cost Recovery Cases — MSA” below for a detailed discussion of the MSA, including RJR Tobacco’s monetary obligations under these agreements. RJR Tobacco records the allocation of settlement charges as products are shipped.
     Scheduled Trials. Trial schedules are subject to change, and many cases are dismissed before trial. The following table lists the trial schedule, as of February 1, 2008, for RJR Tobacco or its affiliates and indemnitees through December 31, 2008.

Trial Date	Case Name/Type	Defendant(s)	Jurisdiction
July 7, 2008	Washington v. R. J. Reynolds Tobacco Co. [MSA Enforcement]	RJR Tobacco	Superior Court King County (Seattle, WA)

August 4, 2008	Goldberg v. Brown & Williamson [Individual]	RJR Tobacco, B&W	U.S. District Court Southern District of Florida (West Palm Beach, FL)

August 25, 2008	Smith v. R. J. Reynolds Tobacco Co. [Individual]	RJR Tobacco	U.S. District Court Eastern District (New Orleans, LA)

August 29, 2008	Nichols v. Philip Morris USA, Inc. [Individual]	RJR Tobacco	Superior Court San Diego County (San Diego, CA)

September 8, 2008	Vermont v. R. J. Reynolds Tobacco Co. [MSA Enforcement (Eclipse)]	RJR Tobacco	Superior Court Chittenden County (Burlington, VT)

September 8, 2008	Fabiano v. Philip Morris, Inc. [Individual]	RJR Tobacco, B&W	NY Supreme Court New York County (New York, NY)

September 8, 2008	Hausrath v. Philip Morris USA, Inc. [Individual]	B&W	NY Supreme Court Erie County (Buffalo, NY)

October 7, 2008	Frye v. Philip Morris USA, Inc. [Individual]	RJR Tobacco, B&W	Circuit Court Jefferson County (Fayette, MS)

October 27, 2008	Janoff v. Philip Morris, Inc. [Broin II]	RJR Tobacco, B&W	Circuit Court 11th Judicial Circuit Miami-Dade County (Miami, FL)

     Trial Results. From January 1, 1999 through February 1, 2008, 54 smoking and health and health-care cost recovery cases in which RJR Tobacco or B&W were defendants were tried. Verdicts in favor of RJR Tobacco, B&W and, in some cases, RJR Tobacco, B&W and other defendants, were returned in 37 cases, including four mistrials, tried in Florida (11), New York (4), Missouri (4), Tennessee (3), Mississippi (2), California (2), West Virginia (2), Ohio (2), Connecticut (1), Louisiana (1), New Jersey (1), Pennsylvania (1), South Carolina (1), Texas (1) and Washington (1).
     Additionally, from January 1, 1999 through February 1, 2008, verdicts were returned in 21 smoking and health cases in which RJR Tobacco, B&W, or their respective affiliates were not defendants. Verdicts were returned in favor of the defendants in 12 cases — four in Florida, three in California, and one in each of New Hampshire, New York, Pennsylvania, Rhode Island and Tennessee. Verdicts in favor of the plaintiffs were returned in nine cases — four in California, two in each of Florida and Oregon and one in Illinois.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Two cases were tried in 2007 in which RJR Tobacco was a defendant. In Whiteley v. R. J. Reynolds Tobacco Co., on May 2, 2007, the jury awarded the plaintiff $2.46 million in compensatory damages jointly against RJR Tobacco and Philip Morris. On May 9, 2007, the jury returned a punitive damages verdict award of $250,000 against RJR Tobacco only. On September 5, 2007, the court denied RJR Tobacco’s motion for judgment notwithstanding the verdict or, in the alternative, for a new trial. RJR Tobacco filed its appeal on October 3, 2007. In Menchini v. Philip Morris USA, Inc., a Broin II case, on November 16, 2007, a jury returned a verdict in favor of the defendants.
     The following chart reflects the verdicts and post-trial developments in the smoking and health cases that have been tried and remain pending as of February 1, 2008, in which verdicts have been returned in favor of the plaintiffs and against RJR Tobacco or B&W, or both.

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status
July 7, 1999-Phase I April 7, 2000-Phase II July 14, 2000-Phase III	Engle v. R. J. Reynolds Tobacco Co. [Class Action]	Circuit Court, Miami-Dade County (Miami, FL)	$12.7 million compensatory damages against all the defendants; $145 billion punitive damages against all the defendants, of which approximately $36.3 billion and $17.6 billion was assigned to RJR Tobacco and B&W, respectively.	On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. The Florida Supreme Court on July 6, 2006, affirmed the dismissal of the punitive damages award and decertified, on a going-forward basis, the class. The court preserved a number of classwide findings from Phase I of the Engle trial, and authorized class members to avail themselves of those findings in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision becomes final. In addition, the court reinstated compensatory damage verdicts in favor of two plaintiffs in the amounts of $2.85 million and $4.023 million, respectively. On October 1, 2007, the U.S. Supreme Court denied the defendants’ petition for writ of certiorari. On November 26, 2007, the defendants’ petition for rehearing with the U.S. Supreme Court was denied. As a result, on February 8, 2008, RJR Tobacco paid approximately $5.9 million relating to the damages verdicts mentioned above, which amount was determined using the total amount of the verdicts together with accrued interest beginning November 7, 2000.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status
June 11, 2002	Lukacs v. R. J. Reynolds Tobacco Co. [Engle class member]	Circuit Court, Miami-Dade County (Miami, FL)	$500,000 economic damages, $24.5 million non-economic damages and $12.5 million loss of consortium damages against Philip Morris, B&W and Lorillard, of which B&W was assigned 22.5% of liability. Court has not entered final judgment for damages. RJR Tobacco was dismissed from the case in May 2002, prior to trial.	Judge reduced damages to $25.125 million of which B&W’s share is approximately $6 million. On January 2, 2007, the defendants moved to set aside the June 11, 2002, verdict and to dismiss the plaintiffs’ punitive damages claim. On January 3, 2007, the plaintiffs filed a motion for entry of judgment, which the court deferred until the U.S. Supreme Court completed review of Engle and after further submissions by the parties. On January 28, 2008, the defendants filed a submission asking the court to set aside the verdict and to dismiss the case.

December 18, 2003	Frankson v. Brown & Williamson Tobacco Corp. [Individual]	Supreme Court, Kings County (Brooklyn, NY)	$350,000 compensatory damages; 50% fault assigned to B&W and two industry organizations; $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million to a predecessor company and $12 million to two industry organizations.	On January 21, 2005, the plaintiff stipulated to the court’s reduction in the amount of punitive damages from $20 million to $5 million, apportioned as follows: $0 to American Tobacco; $4 million to B&W; $500,000 to the Council for Tobacco Research and $500,000 to the Tobacco Institute. On June 26, 2007, final judgment was entered in the amount of approximately $6.8 million, including interest and costs. The defendants filed a notice of appeal on July 3, 2007. Briefing is underway. Pursuant to its agreement to indemnify B&W, RJR Tobacco posted a supersedeas bond in the amount of $8.018 million on July 5, 2007.

May 21, 2004	Scott v. American Tobacco Co. [Class Action]	District Court, Orleans Parish (New Orleans, LA)	$591 million against RJR Tobacco, B&W, Philip Morris, Lorillard, and the Tobacco Institute, jointly and severally, for a smoking cessation program.	On September 29, 2004, the defendants posted a $50 million bond and noticed their appeal to the Louisiana Court of Appeal. RJR Tobacco posted $25 million toward the

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status
bond. On February 7, 2007, the Louisiana Court of Appeal limited the size of the class, and rejected the award of pre-judgment interest and most of the specific components of the smoking cessation program. However, the court upheld the class certification and found the defendants responsible for funding smoking cessation for eligible class members. The defendants’ application for writ of certiorari with the Louisiana Supreme Court was denied on January 7, 2008. The deadline for the defendants to file a writ of certiorari with the U.S. Supreme Court is April 7, 2008.

February 2, 2005	Smith v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Jackson County (Independence, MO)	$2 million in compensatory damages which was reduced to $500,000 because of jury’s findings that the plaintiff was 75% at fault; $20 million in punitive damages.	On June 1, 2005, B&W filed its notice of appeal. On July 31, 2007, the Missouri Court of Appeals affirmed the compensatory damages award but ordered a new trial on punitive damages. The Missouri Supreme Court accepted transfer of the case from the court of appeals. Oral argument was heard on February 13, 2008. A decision is pending.

March 18, 2005	Rose v. Brown & Williamson Tobacco Corp. [Individual]	Supreme Court, New York County (Manhattan, NY)	RJR Tobacco found not liable; $3.42 million in compensatory damages against B&W and Philip Morris, of which $1.71 million was assigned to B&W; $17 million in punitive damages against Philip Morris only.	On August 18, 2005, B&W filed its notice of appeal. A decision is pending. Pursuant to its agreement to indemnify B&W, RJR Tobacco posted a supersedeas bond in the amount of $2.058 million on February 7, 2006. Oral argument occurred on December 12, 2006.

August 17, 2006	United States v. Philip Morris USA, Inc. [Governmental Health-Care Cost Recovery]	U.S. District Court, District of Columbia (Washington, DC)	RJR Tobacco and B&W were found liable for civil RICO claims; were enjoined from using certain brand descriptors and from making certain	On September 11, 2006, RJR Tobacco and B&W filed their notices of appeal. On October 16, 2006, the government

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Post-Trial Status
			misrepresentations; and were ordered to make corrective communications on five subjects, including smoking and health and addiction, to reimburse the U.S. Department of Justice appropriate costs associated with the lawsuit, and to maintain document web sites.	filed its notice of appeal. The government has requested the defendants pay a total of approximately $1.9 million in costs. The court of appeals granted the defendants’ motion to stay the district court’s order on October 31, 2006. In May 2007, the court of appeals issued a briefing schedule that extends through May 19, 2008. Briefing is scheduled to conclude on May 19, 2008.

May 2, 2007	Whiteley v. R.J. Reynolds Tobacco Co. [Individual]	Superior Court, San Francisco County, (San Francisco, CA)	$2.46 million in compensatory damages jointly against RJR Tobacco and Philip Morris; $250,000 punitive damages against RJR Tobacco only.	On September 5, 2007, the court denied RJR Tobacco’s motion for judgment notwithstanding the verdict or, in the alternative, for a new trial. RJR Tobacco filed its notice of appeal on October 3, 2007.
          Individual Smoking and Health Cases
     As of February 1, 2008, 872 individual cases, including 687 individual smoker cases in West Virginia state court in a consolidated action, were pending in the United States against RJR Tobacco, B&W, as its indemnitee, or both. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but does not include the Broin II or Engle Progeny Cases discussed below. A total of 866 of the individual cases are brought by or on behalf of individual smokers or their survivors, while the remaining six cases are brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to ETS.
     Below is a description of the individual smoking and health cases against RJR Tobacco or B&W, or both, which went to trial or were decided during the period from January 1, 2007, to December 31, 2007, or remained on appeal as of December 31, 2007.
     In Whiteley v. R. J. Reynolds Tobacco Co., the retrial of Whiteley v. Raybestos-Manhattan, a case filed in April 1999 in Superior Court, San Francisco County, California and originally tried in 2000, the jury awarded the plaintiff $2.46 million in compensatory damages jointly against RJR Tobacco and Philip Morris on May 2, 2007, and returned a punitive damages verdict award of $250,000 against RJR Tobacco on May 9, 2007. RJR Tobacco’s motion for judgment notwithstanding the verdict or, in the alternative, for a new trial was denied on September 5, 2007. RJR Tobacco filed its notice of appeal to the Court of Appeal for the State of California, First Appellate District, on October 3, 2007.
     On August 15, 2003, a jury returned a verdict in favor of B&W in Eiser v. Brown & Williamson Tobacco Corp., a case filed in March 1999 in the Court of Common Pleas, Philadelphia County, Pennsylvania. The plaintiff, Lois Eiser, sought compensatory and punitive damages in an amount in excess of $50,000, together with interest, costs and attorneys’ fees in this wrongful death action against B&W. On January 19, 2006, the Superior Court of Pennsylvania affirmed the verdict. On September 22, 2006, the Pennsylvania Supreme Court granted the plaintiff’s petition to appeal. Oral argument occurred on May 16, 2007. On December 28, 2007, the Pennsylvania Supreme Court remanded the case to the Eastern District of the Superior Court for further review.
     On December 18, 2003, in Frankson v. Brown & Williamson Tobacco Corp., a case filed in August 2000 in Supreme Court, Kings County, New York, a jury awarded $350,000 in compensatory damages against B&W and two former tobacco industry organizations, the Tobacco Institute and the Council for Tobacco Research, in an action brought

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against the major U.S. cigarette manufacturers, including RJR Tobacco, who was dismissed prior to trial, and B&W, seeking $270 million in compensatory damages, unspecified punitive damages, attorneys’ fees, costs and disbursements. Other manufacturers were dismissed before trial. The plaintiff, Gladys Frankson, alleged that Mr. Frankson became addicted to nicotine, was unable to cease smoking, developed lung cancer and died as a result. The defendants as a group and the deceased smoker were each found to be 50% at fault. On January 8, 2004, the jury awarded $20 million in punitive damages, assigning $6 million to B&W, $2 million to American Tobacco, a predecessor company to B&W, and $6 million to each of the Council for Tobacco Research and the Tobacco Institute. On June 22, 2004, the trial judge granted a new trial unless the parties consented to an increase in compensatory damages to $500,000 and a decrease in punitive damages to $5 million, of which $4 million would be assigned to B&W. On January 21, 2005, the plaintiff stipulated to the reduction in punitive damages.
     After all post-trial motions, and appeals therefrom, were denied, judgment was entered in favor of the plaintiffs for $175,000 in compensatory damages, the original jury award reduced by 50%, and $5 million in punitive damages, the amount to which the plaintiff stipulated. On June 26, 2007, final judgment was entered against the defendants in the amount of approximately $6.8 million, including interest and costs. The defendants filed a notice of appeal to the Appellate Division, New York Supreme Court, Second Department on July 3, 2007. Briefing is underway. Pursuant to its agreement to indemnify B&W, RJR Tobacco posted a supersedeas bond in the amount of $8.018 million on July 5, 2007.
     On February 1, 2005, a jury returned a split verdict in Smith v. Brown & Williamson Tobacco Corp., a case filed in May 2003 in Circuit Court, Jackson County, Missouri, finding in favor of B&W on two counts, fraudulent concealment and conspiracy, and finding in favor of the plaintiff on negligence, which incorporates failure to warn and product defect claims. The plaintiff, Lincoln Smith, claimed that the defendant’s tobacco products caused Mrs. Smith’s death from lung cancer and sought an unspecified amount of compensatory and punitive damages. The plaintiff was awarded $2 million in compensatory damages and $20 million in punitive damages; however, the jury found the plaintiff to be 75% at fault, and B&W 25% at fault, and thus the compensatory award was reduced to $500,000. B&W appealed to the Missouri Court of Appeals and on July 31, 2007, the court affirmed the compensatory damages and ordered a new trial on punitive damages. The Missouri Supreme Court agreed to accept transfer of the case from the court of appeals. Oral argument was heard on February 13, 2008. A decision is pending.
     On March 18, 2005, in Rose v. Brown & Williamson Tobacco Corp., a case filed in December 1996 in New York Supreme Court, County of New York, a jury returned a verdict in favor of RJR Tobacco, but returned a $3.42 million compensatory damages verdict against B&W and Philip Morris, of which $1.71 million was assigned to B&W. A punitive damages verdict of $17 million against Philip Morris only was returned by the jury on March 28, 2005. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover $15 million in compensatory damages and $35 million in punitive damages. The plaintiffs, Norma Rose and Leonard Rose, allege that their use of the defendants’ products caused them to become addicted to nicotine and develop lung cancer, chronic obstructive pulmonary disease and other smoking related conditions and/or diseases. Oral argument on B&W’s appeal in the Appellate Division, New York Supreme Court, First Department occurred on December 12, 2006. A decision is pending. Pursuant to its agreement to indemnify B&W, RJR Tobacco posted a supersedeas bond in the amount of $2.058 million on February 7, 2006.
          Engle Progeny Cases
     Pursuant to the Florida Supreme Court’s July 6, 2006, ruling in Engle v. R. J. Reynolds Tobacco Co., which decertified the class, former class members had one year from January 11, 2007, in which to file individual lawsuits. In addition, some individuals who filed suit prior to January 11, 2007, and who claim they meet the conditions in Engle, also are attempting to avail themselves of the Engle ruling. Lawsuits by individuals requesting the benefit of the Engle ruling, whether filed before or after the January 11, 2007, mandate, are referred to as the Engle Progeny Cases. As of February 1, 2008, RJR Tobacco had been served in 866 Engle Progeny Cases in both state and federal courts in Florida. These cases include approximately 2,366 plaintiffs. On July 27, 2007, the defendants, including RJR Tobacco, filed a motion for transfer of 25 pending cases in the U.S. District Court, Middle District of Florida, for coordinated pretrial proceedings before the Judicial Panel on Multidistrict Litigation. On December 12, 2007, the Judicial Panel on Multidistrict Litigation denied defendants’ motion to transfer to a single court all federal court cases. For further information on the Engle case, see “—Class-Action Suits –Engle Case,” below.

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          Broin II Cases
     As of February 1, 2008, there were 2,662 lawsuits pending in Florida brought by individual flight attendants for personal injury as a result of illness allegedly caused by exposure to ETS in airplane cabins, referred to as the Broin II cases. In these lawsuits, filed pursuant to the terms of the settlement of the Broin v. Philip Morris, Inc. class action, discussed below under “— Class-Action Suits,” each individual flight attendant will be required to prove that he or she has a disease and that the individual’s exposure to ETS in airplane cabins caused the disease. Punitive damages are not available in these cases.
     On October 5, 2000, the Broin court entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects actually were caused by exposure to ETS in airplane cabins, that is, specific causation. Below is a description of the Broin II cases against RJR Tobacco and B&W that went to trial or were decided during the period from January 1, 2007 to December 31, 2007, or remained on appeal or were otherwise pending as of December 31, 2007.
     In Janoff v. Philip Morris, Inc., a case filed in February 2000 in Circuit Court, Miami-Dade County, Florida, a jury found in favor of the defendants, including RJR Tobacco and B&W, on September 5, 2002, in an action brought against the major U.S. cigarette manufacturers seeking to recover compensatory damages pursuant to the Broin settlement. The plaintiff, Suzette Janoff, alleged that as a result of exposure to ETS in airline cabins, she suffered from, among other illnesses, chronic sinusitis, chronic bronchitis and other respiratory and pulmonary problems. The judge granted the plaintiff’s motion for a new trial on January 8, 2003. The new trial is scheduled for October 27, 2008.
     In Menchini v. Philip Morris USA, Inc., a case filed in August 2000 in Circuit Court, Miami-Dade County, Florida, a jury returned a verdict in favor of the defendants, including RJR Tobacco and B&W, on November 16, 2007, in an action brought against the major U.S. cigarette manufacturers seeking to recover compensatory damages pursuant to the Broin settlement.
          Class-Action Suits
     Overview. As of February 1, 2008, 18 class-action cases, exclusive of antitrust class actions, were pending in the United States against RJR Tobacco or its affiliates or indemnitees. In May 1996, in Castano v. American Tobacco Co., the Fifth Circuit Court of Appeals overturned the certification of a nation-wide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of state-wide, rather than nation-wide, classes. Class-action suits based on claims similar to those asserted in Castano or claims that class members are at a greater risk of injury or injured by the use of tobacco or exposure to ETS are pending against RJR Tobacco and its affiliates and indemnitees in state or federal courts in California, Florida, Illinois, Louisiana, Minnesota, Missouri, New York, Oregon and West Virginia. All pending class-action cases are discussed below.
     The pending class-actions against RJR Tobacco or its affiliates or indemnitees include nine cases alleging that the use of the term “lights” constitutes unfair and deceptive trade practices under state law or violates the federal RICO statute. Such suits are pending in state or federal courts in Florida, Illinois, Minnesota, Missouri and New York.
     Finally, certain third-party payers have filed health-care cost recovery actions in the form of class-actions.
     Few smoker class-action complaints have been certified or, if certified, have survived on appeal. Eighteen federal courts, including two courts of appeals, and most state courts that have considered the issue have rejected class certification in such cases. Apart from the Castano case discussed above, only two smoker class actions have been certified by a federal court — In re Simon (II) Litigation, in which the class was ultimately decertified, and Schwab [McLaughlin] v. Philip Morris USA, Inc., discussed below under “— ‘Lights’ Cases,” both of which were filed in the U.S. District Court for the Eastern District of New York.
     Medical Monitoring and Smoking Cessation Cases. On November 5, 1998, in Scott v. American Tobacco Co., a case filed in May 1996 in District Court, Orleans Parish, Louisiana, the trial court certified a medical monitoring or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover an unspecified amount of compensatory and punitive damages. The plaintiffs allege that their use of the defendants’ products caused them to

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become addicted to nicotine. Opening statements occurred on January 21, 2003. On July 28, 2003, the jury returned a verdict in favor of the defendants on the plaintiffs’ claim for medical monitoring and found that cigarettes were not defectively designed. However, the jury also made certain findings against the defendants on claims relating to fraud, conspiracy, marketing to minors and smoking cessation. Notwithstanding these findings, this portion of the trial did not determine liability as to any class member or class representative. What primarily remained in the case was a class-wide claim that the defendants pay for a program to help people stop smoking.
      On March 31, 2004, phase two of the trial began to address only the scope and cost of smoking cessation programs. On May 21, 2004, the jury returned a verdict in the amount of $591 million on the class’s claim for a smoking cessation program. On September 29, 2004, the defendants posted a $50 million bond, pursuant to legislation that limits the amount of the bond to $50 million collectively for MSA signatories, and noticed their appeal. RJR Tobacco posted $25 million, that is, the portions for RJR Tobacco and B&W, towards the bond. On February 7, 2007, the Louisiana Court of Appeals upheld the class certification and found the defendants responsible for funding smoking cessation for eligible class members. The appellate court also ruled, however, that the defendants were not liable for any post-1988 claims, rejected the award of prejudgment interest and struck eight of the twelve components of the smoking cessation program. In particular, the appellate court ruled that no class member, who began smoking after September 1, 1988, could receive any relief, and that only those smokers, whose claims accrued on or before September 1, 1988, would be eligible for the smoking cessation program. Plaintiffs have expressly represented to the trial court that none of their claims accrued before 1988 and that the class claims did not accrue until around 1996, when the case was filed. There is currently no final judgment for a specific amount of damages, and the appellate court remanded the case to the trial court for further proceedings, which will likely lead to additional appellate review if any new judgment is entered. On March 2, 2007, the defendants’ application for rehearing and clarification was denied. The defendants’ application for writ of certiorari with the Louisiana Supreme Court was denied on January 7, 2008. The deadline for the defendants to file a writ of certiorari with the U.S. Supreme Court is April 7, 2008.
     In addition to the Scott case, one other medical monitoring class-action remains pending against RJR Tobacco, B&W, and other cigarette manufacturers. In Lowe v. Philip Morris, Inc., a case filed in November 2001 in Circuit Court, Multnomah County, Oregon, a judge dismissed the complaint on November 4, 2003, for failure to state a claim in an action seeking creation of a court-supervised program of medical monitoring, smoking cessation and education, and recovery of attorneys’ fees. On September 6, 2006, the Court of Appeals affirmed the trial court’s dismissal. The Oregon Supreme Court heard argument on September 5, 2007. A decision is pending.
     Engle Case. Trial began in July 1998 in Engle v. R. J. Reynolds Tobacco Co., a case filed in May 1994, and pending in Circuit Court, Miami-Dade County, Florida, in which a class consisting of Florida residents, or their survivors, alleges diseases or medical conditions caused by their alleged “addiction” to cigarettes. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking actual damages and punitive damages in excess of $100 billion each and the creation of a medical fund to compensate individuals for future health-care costs. On July 7, 1999, the jury found against RJR Tobacco, B&W and the other cigarette-manufacturer defendants in the initial phase, which included common issues related to certain elements of liability, general causation and a potential award of, or entitlement to, punitive damages.
     The second phase of the trial, which consisted of the claims of three of the named class representatives, began on November 1, 1999. On April 7, 2000, the jury returned a verdict against all the defendants. It awarded plaintiff Mary Farnan $2.85 million, the estate of plaintiff Angie Della Vecchia $4.023 million and plaintiff Frank Amodeo $5.831 million.
     The trial court also ordered the jury in the second phase of the trial to determine punitive damages, if any, on a class-wide basis. On July 14, 2000, the jury returned a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all the defendants, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively.
     On November 6, 2000, the trial judge denied all post-trial motions and entered judgment. In November 2000, RJR Tobacco and B&W posted appeal bonds in the amount of $100 million each and initiated the appeals process. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. The class appealed, and the Florida Supreme Court accepted the case on May 12, 2004.
     On July 6, 2006, the court affirmed the dismissal of the punitive damages award and decertified the class, on a going-forward basis. The court preserved a number of class-wide findings from Phase I of the trial, including that cigarettes can cause certain diseases, that nicotine is addictive and that defendants placed defective and unreasonably dangerous cigarettes on the market, and authorized former class members to avail themselves of those findings under certain

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conditions in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision became final. The court specified that the class is confined to those Florida citizen residents who suffered or died from smoking-related illnesses that “manifested” themselves on or before November 21, 1996, and that were caused by an addiction to cigarettes. In addition, the court reinstated the compensatory damages awards of $2.85 million to Mary Farnan and $4.023 million to Angie Della Vecchia, but ruled that the claims of Frank Amodeo were barred by the statute of limitations. Finally, the court reversed the Third District Court of Appeal’s 2003 ruling that class counsel’s improper statements during trial required reversal.
     On August 7, 2006, RJR Tobacco and the other defendants filed a rehearing motion arguing, among other things, that the findings from the Engle trial are not sufficiently specific to serve as the basis for further proceedings and that the Florida Supreme Court’s decision denied defendants due process. On the same day, the plaintiffs also filed a rehearing motion arguing that some smokers who became sick after November 21, 1996, and who are therefore not class members, should nevertheless have the statute of limitations tolled since they may have refrained from filing suit earlier in the mistaken belief that they were Engle class members. On December 21, 2006, the Florida Supreme Court withdrew its July 6, 2006, decision and issued a revised opinion, in which it set aside the jury’s findings of a conspiracy to misrepresent and clarified that the Engle jury’s finding on express warranty were preserved for use by eligible plaintiffs. The court also denied the plaintiffs’ motion and confirmed that the class was limited to those individuals who developed alleged smoking-related illnesses that manifested themselves on or before November 21, 1996. The court issued its mandate on January 11, 2007, which began the one-year period for former class members to file individual lawsuits. As of February 1, 2008, 866 individual cases were filed in Florida as a result of the Engle decision. These cases include approximately 2,366 plaintiffs. For further information on the individual cases, see “—Engle Progeny Cases” above.
     On April 17, 2007, RJR Tobacco’s motions for discharge of RJR Tobacco’s and B&W’s civil supersedeas bonds related to the punitive damages award were granted. During the second quarter of 2007, RJR Tobacco received the full amount of the $100 million cash collateral that it had posted. On October 1, 2007, the defendants’ petition for writ of certiorari with the U.S. Supreme Court was denied. On November 26, 2007, the defendants’ petition for rehearing with the U.S. Supreme Court was denied. As a result, the verdicts in favor of Mary Farnan and Angie Della Vecchia, mentioned above, became final. On February 8, 2008, RJR Tobacco paid approximately $5.9 million relating to the compensatory damages verdicts mentioned above, which amount was determined using the total amount of the verdicts together with accrued interest beginning November 7, 2000. A final computation of interest due on those judgments will be determined by the trial court in 2008.
     Prior to the Florida Supreme Court ruling on July 6, 2006, RJR Tobacco and/or B&W were named as a defendant(s) in several individual cases filed by members of the Engle class. One such case, Lukacs v. Philip Morris, Inc., a case filed in February 2001, and pending in Circuit Court, Miami-Dade County, Florida, was tried against Philip Morris, Liggett and B&W, and resulted in a verdict for the plaintiffs on June 11, 2002, in a personal injury action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover an unspecified amount in compensatory and punitive damages. The plaintiff alleged that his use of the defendants’ brands caused his development of bladder, throat, oral cavity and tongue cancer. RJR Tobacco was voluntarily dismissed on May 1, 2002. The Florida state court jury awarded the plaintiffs a total of $37.5 million in compensatory damages. The jury assigned 22.5% fault to B&W, 72.5% fault to the other defendants and 5% fault to plaintiff John Lukacs. On April 1, 2003, the Miami-Dade County Circuit Court granted in part the defendants’ motion for remittitur and reduced the jury’s award to plaintiff Yolanda Lukacs, on the loss of consortium claim, from $12.5 million to $0.125 million decreasing the total award to $25.125 million. On August 2, 2006, the plaintiff filed a motion for entry of partial judgment and notice of jury trial on punitive damages. On January 2, 2007, the defendants asked the court to set aside the jury’s June 11, 2002, verdict for the plaintiffs and to dismiss the plaintiffs’ punitive damages claim. On January 3, 2007, the plaintiffs filed a motion for entry of judgment, which the court deferred until the U.S. Supreme Court has completed its review of Engle and after further submissions by the parties. On January 28, 2008, the defendants filed a submission asking the court to set aside the verdict and to dismiss the case.
     California Business and Professions Code Cases. On November 30, 2000, in Daniels v. Philip Morris Cos., Inc., a case filed in April 1998 in Superior Court, San Diego County, California, a judge, based on a California unfair business practices statute, certified a class consisting of all persons who, as California resident minors, smoked one or more cigarettes in California between April 2, 1994 and December 1, 1999. The action had been brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover an unspecified amount of compensatory and punitive damages, restitution to each member of the class and to the general public, and an injunction prohibiting the defendants from engaging in further violation of California Business and Professions Code §17200 and §17500. The plaintiffs alleged that due to the deceptive practices of the defendants, they became addicted to cigarettes

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as teenagers. The court granted the defendants’ motions for summary judgment on preemption and First Amendment grounds and dismissed the action on October 21, 2002. On October 6, 2004, the California Court of Appeal affirmed the trial court. On August 2, 2007, the California Supreme Court affirmed the California Court of Appeal. On November 30, 2007, the plaintiffs filed a petition for writ of certiorari with the U.S. Supreme Court.
     On April 11, 2001, in Brown v. American Tobacco Co., Inc., a case filed in June 1997 in Superior Court, San Diego County, California, the same judge as in Daniels granted in part the plaintiffs’ motion for certification of a class composed of residents of California who smoked at least one of the defendants’ cigarettes from June 10, 1993 through April 23, 2001, and who were exposed to the defendants’ marketing and advertising activities in California. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover restitution, disgorgement of profits and other equitable relief under California Business and Professions Code §17200 et seq. and §17500 et seq. Certification was granted as to the plaintiffs’ claims that the defendants violated §17200 of the California Business and Professions Code pertaining to unfair competition. The court, however, refused to certify the class under the California Legal Remedies Act and on the plaintiffs’ common law claims. On March 7, 2005, the court granted the defendants’ motion to decertify the class. On September 5, 2006, the California Court of Appeal affirmed the judge’s order decertifying the class. On November 1, 2006, the plaintiffs’ petition for review with the California Supreme Court was granted. Supplemental briefing is underway. Oral argument has not yet been scheduled.
     “Lights” Cases. As noted above, “lights” class-action cases are pending against RJR Tobacco or B&W in Illinois (2), Missouri (2), Minnesota (2), Florida (2) and New York (1). The classes in these cases generally seek to recover $50,000 to $75,000 per class member for compensatory and punitive damages, injunctive and other forms of relief, and attorneys’ fees and costs from RJR Tobacco and/or B&W. In general, the plaintiffs allege that RJR Tobacco or B&W made false and misleading claims that “lights” cigarettes were lower in tar and nicotine and/or were less hazardous or less mutagenic than other cigarettes. The cases typically are filed pursuant to state consumer protection and related statutes.
     The seminal “lights” class-action case involved RJR Tobacco’s competitor, Philip Morris, Inc. Trial began in Price v. Philip Morris, Inc. in January 2003. In March 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages to the State of Illinois. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Philip Morris pursued various avenues of relief from the $12 billion bond requirement. In December 2005, the Illinois Supreme Court reversed the lower court’s decision and sent the case back to the trial court with instructions to dismiss the case. In December 2006, the defendants’ motion to dismiss and for entry of final judgment was granted and the case was dismissed with prejudice the same day. The plaintiffs’ motion to vacate and/or withhold judgment was dismissed by the court on August 30, 2007.
     In Turner v. R. J. Reynolds Tobacco Co., a case filed in February 2000 in Circuit Court, Madison County, Illinois, a judge certified a class on November 14, 2001. On June 6, 2003, RJR Tobacco filed a motion to stay the case pending Philip Morris’s appeal of the Price v. Philip Morris Inc. case mentioned above, which the judge denied on July 11, 2003. On October 17, 2003, the Illinois Fifth District Court of Appeals denied RJR Tobacco’s emergency stay/supremacy order request. On November 5, 2003, the Illinois Supreme Court granted RJR Tobacco’s motion for a stay pending the court’s final appeal decision in Price. On October 11, 2007, the Illinois Fifth District Court of Appeals dismissed RJR Tobacco’s appeal and remanded the case to the circuit court.
     In Howard v. Brown & Williamson Tobacco Corp., another case filed in February 2000 in Circuit Court, Madison County, Illinois, a judge certified a class on December 18, 2001. On June 6, 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris, Inc. case mentioned above. The plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals, which affirmed the Circuit Court’s stay order on August 19, 2005.
     In the event RJR Tobacco and its affiliates or indemnitees lose the Turner or Howard cases, or one or more of the other pending “lights” class-action suits, RJR Tobacco could face similar bonding difficulties depending upon the amount of damages ordered, if any, which could have a material adverse effect on RJR Tobacco’s, and consequently RAI’s, results of operations, cash flows or financial position.
     Schwab [McLaughlin] v. Philip Morris USA, Inc., a nation-wide “lights” class-action, was filed on May 11, 2004, in the U.S. District Court for the Eastern District of New York, against RJR Tobacco and B&W, as well as other tobacco manufacturers. The plaintiffs brought the case pursuant to RICO, challenging the practices of the defendants in

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connection with the manufacturing, marketing, advertising, promotion, distribution and sale of cigarettes that were labeled as “lights” or “light.” On September 25, 2006, the court issued its decision, among other things, granting class certification. On November 16, 2006, the U.S. Court of Appeals for the Second Circuit granted the defendants’ motions to stay the district court proceedings and for review of the class certification ruling. Oral argument occurred on July 10, 2007. A decision is pending.
     A “lights” class-action case is pending against each of RJR Tobacco and B&W in Missouri. In Collora v. R. J. Reynolds Tobacco Co., a case filed in May 2000 in Circuit Court, St. Louis County, Missouri, a judge in St. Louis certified a class on December 31, 2003. On April 9, 2007, the court granted the plaintiffs’ motion to reassign Collora and the following cases to a single general division: Craft v. Philip Morris Companies, Inc. and Black v. Brown & Williamson Tobacco Corp., discussed below.
     In Black v. Brown & Williamson Tobacco Corp., a case filed in November 2000 in Circuit Court, City of St. Louis, Missouri, B&W removed the case to the U.S. District Court for the Eastern District of Missouri on September 23, 2005. On October 25, 2005, the plaintiffs filed a motion to remand, which was granted on March 17, 2006. The plaintiffs’ motion for class certification is scheduled to be heard on April 16, 2008. As discussed in the prior paragraph, this case and certain other cases have been reassigned to a single general division.
     In Dahl v. R. J. Reynolds Tobacco Co., a case filed in April 2003, and pending in District Court, Hennepin County, Minnesota, a judge dismissed the case on May 11, 2005, ruling the “lights” claims are preempted by the Federal Cigarette Labeling and Advertising Act. On July 11, 2005, the plaintiffs filed a notice of appeal with the Minnesota Court of Appeals for the Fourth Judicial District. During the pendency of the appeal, RJR Tobacco removed the case to the U.S. District Court for the District of Minnesota. On February 28, 2007, the Eighth Circuit remanded the case to the Minnesota Court of Appeals, which on December 4, 2007, reversed the judgment in favor of the defendants on preemption grounds and remanded the case to the District Court of Hennepin County. On January 28, 2008, RJR Tobacco filed a motion to stay its January 3, 2008 petition for review until the completion of the U.S. Supreme Court review in Good v. Altria Group, Inc.
     In Thompson v. R. J. Reynolds Tobacco Co., a case filed in February 2005 in District Court, Hennepin County, Minnesota, RJR Tobacco removed the case on September 23, 2005 to the U.S. District Court for the District of Minnesota. On August 7, 2006, the parties filed a stipulation to stay the case pending resolution of the appeal in Dahl v. R. J. Reynolds Tobacco Co. On October 29, 2007, the U.S. District Court remanded the case to the District Court for Hennepin County. On February 1, 2008, the court stayed the case until the completion of the appeal in Dahl v. R. J. Reynolds Tobacco Co.
     Rios v. R. J. Reynolds Tobacco Co., .a case filed in February 2002 in Circuit Court, Palm Beach County, Florida is dormant pending plaintiffs’ counsel’s attempt to appeal the Florida Fourth District Court of Appeal’s decertification in Hines v. Philip Morris, Inc., a “lights” class-action case filed in February 2001 in Circuit Court, Palm Beach County, Florida against Phillip Morris only. On January 14, 2008, the Florida Supreme Court refused to hear plaintiff’s appeal in Hines v. Philip Morris, Inc. The plaintiffs in Rios brought the action against RJR Tobacco and RJR.
     Finally, in Rivera v. Brown & Williamson Tobacco Corp., a case filed in October 2006 in Circuit Court, Broward County, Florida, B&W removed the case to the U.S. District Court for the Southern District of Florida on November 15, 2006, and answered the complaint on November 22, 2006. On September 10, 2007, the court stayed the case until disposition of Hines v. Philip Morris, Inc.
     Other Class Actions. In Cleary v. Philip Morris, Inc., a case filed in June 1998, and pending in Circuit Court, Cook County, Illinois, the plaintiffs filed their motion for class certification on December 21, 2001, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W. The case is brought on behalf of persons who have allegedly been injured by (1) the defendants’ purported conspiracy pursuant to which defendants concealed material facts regarding the addictive nature of nicotine, (2) the defendants’ alleged acts of targeting its advertising and marketing to minors, and (3) the defendants’ claimed breach of the public right to defendants’ compliance with the laws prohibiting the distribution of cigarettes to minors. The plaintiffs request that the defendants be required to disgorge all profits unjustly received through its sale of cigarettes to plaintiffs and the class, which in no event will be greater than $75,000 per each class member, inclusive of punitive damages, interest and costs. On March 27, 2006, the court dismissed count V, public nuisance, and count VI, unjust enrichment. On July 11, 2006, the plaintiffs filed a motion for class certification.

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     Young v. American Tobacco Co., Inc., a case filed in November 1997 in Circuit Court, Orleans Parish, Louisiana, is an ETS class action against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of all residents of Louisiana who, though not themselves cigarette smokers, have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who allegedly suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. On October 13, 2004, the trial court stayed this case pending the outcome of the appeal in Scott v. American Tobacco Co., Inc., discussed above under “ — Medical Monitoring and Smoking Cessation Cases.”
     In Parsons v. A C & S, Inc., a case filed in February 1998 in Circuit Court, Ohio County, West Virginia, the plaintiff sued asbestos manufacturers, U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, seeking to recover $1,000,000 in compensatory and punitive damages individually and an unspecified amount for the class in both compensatory and punitive damages. The class is brought on behalf of persons who allegedly have personal injury claims arising from their exposure to respirable asbestos fibers and cigarette smoke. The plaintiffs allege that Mrs. Parsons’ use of tobacco products and exposure to asbestos products caused her to develop lung cancer and to become addicted to tobacco. The case has been stayed pending a final resolution of the plaintiffs’ motion to refer tobacco litigation to the judicial panel on multi-district litigation filed in In Re: Tobacco Litigation in the Supreme Court of Appeals of West Virginia. On December 26, 2000, three defendants, Nitral Liquidators, Inc., Desseaux Corporation of North American and Armstrong World Industries, filed bankruptcy petitions in the U.S. Bankruptcy Court for the District of Delaware, In re Armstrong World Industries, Inc. Pursuant to section 362(a) of the Bankruptcy Code, Parsons is automatically stayed with respect to all defendants.
     Finally, in Jones v. American Tobacco Co., Inc., a case filed in December 1998 in Circuit Court, Jackson County, Missouri, the defendants removed the case to the U.S. District Court for the Western District of Missouri on February 16, 1999. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of tobacco product users and purchasers on behalf of all similarly situated Missouri consumers. The plaintiffs allege that their use of the defendants’ tobacco products has caused them to become addicted to nicotine. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. The case was remanded to the Circuit Court on February 17, 1999. There has been limited activity in this case.
     Broin Settlement. RJR Tobacco, B&W and other cigarette manufacturer defendants settled Broin v. Philip Morris, Inc. in October 1997. This case had been brought in Florida state court on behalf of flight attendants alleged to suffer from diseases or ailments caused by exposure to ETS in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 million in three annual $100 million installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 million for the plaintiffs’ counsel’s fees and expenses. RJR Tobacco’s portion of these payments was approximately $86 million; B&W’s portion of these payments was approximately $57 million. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in airplane cabins, referred to as “specific causation,” the individual plaintiff will have the burden of proof. On September 7, 1999, the Florida Supreme Court approved the settlement. The Broin II cases, discussed above, arose out of the settlement of this case.
          Health-Care Cost Recovery Cases
     Health-care cost recovery cases have been brought by a variety of plaintiffs. Other than certain governmental actions, these cases largely have been unsuccessful on remoteness grounds, which means that one who pays an injured person’s medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury.
     As of February 1, 2008, three health-care cost recovery cases were pending in the United States against RJR Tobacco, B&W, as its indemnitee, or both, as discussed below.

     MSA. In June 1994, the Mississippi attorney general brought an action, Moore v. American Tobacco Co., against various industry members, including RJR Tobacco and B&W. This case was brought on behalf of the state to recover state funds paid for health care and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Most other states, through their attorneys general or other state agencies, sued RJR Tobacco, B&W and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including RJR Tobacco and B&W, settled the first four of these cases scheduled for trial — Mississippi, Florida, Texas and Minnesota — by separate agreements with each such state.
     On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the Master Settlement Agreement with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. Effective on November 12, 1999, the Master Settlement Agreement settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and released various additional present and future claims.
     In the settling jurisdictions, the MSA released RJR Tobacco, B&W, and their affiliates and indemnitees, including RAI, from:
     • all claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and
     • all monetary claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to future conduct arising out of the use of or exposure to, tobacco products that have been manufactured in the ordinary course of business.
     Set forth below are tables depicting the unadjusted tobacco industry settlement payment schedule and the settlement payment schedule for RJR Tobacco under the MSA, including the settlement agreements with the states of Mississippi, Florida, Texas and Minnesota, and related information for 2005 and beyond:
Unadjusted Original Participating Manufacturers’ Settlement Payment Schedule

							2011 and
	2005	2006	2007	2008	2009	2010	thereafter
First Four States’ Settlements: [1]
Mississippi Annual Payment	$136	$136	$136	$136	$136	$136	$136
Florida Annual Payment	440	440	440	440	440	440	440
Texas Annual Payment	580	580	580	580	580	580	580
Minnesota Annual Payment	204	204	204	204	204	204	204
Remaining States’ Settlement:
Annual Payments[1]	7,004	7,004	7,004	8,004	8,004	8,004	8,004
Base Foundation Funding	25	25	25	25	—	—	—
Growers’ Trust[2]	500	500	500	500	295	295	—
Offset by federal tobacco buyout [2]	(500)	(500)	(500)	(500)	(295)	(295)	—

Total	$8,389	$8,389	$8,389	$9,389	$9,364	$9,364	$9,364

[1]	Subject to adjustments for changes in sales volume, inflation and other factors. All payments are to be allocated among the companies on the basis of relative market share.

[2]	The Growers’ Trust payments scheduled to expire in 2010 will be offset by obligations resulting from the federal tobacco buyout legislation, not included in this table, signed in October 2004. See “—Tobacco Buyout Legislation and Related Litigation.”

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
RJR Tobacco’s Settlement Expenses and Payment Schedule

							2011 and
	2005	2006	2007	2008	2009	2010	thereafter
Settlement expenses	$2,582	$2,591	$2,796	—	—	—	—
Settlement cash payments	$2,718	$2,614	$2,594	—	—	—	—
Projected settlement expenses	—	—	—	>$2,700	>$2,750	>$2,750	>$2,750
Projected settlement cash payments	—	—	—	>$2,800	>$2,700	>$2,750	>$2,750
     The MSA also contains provisions restricting the marketing of cigarettes. Among these provisions are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, apparel and other merchandise, outdoor and transit advertising, payments for product placement, free sampling and lobbying. Furthermore, the MSA required the dissolution of three industry-sponsored research and trade organizations.
     The MSA has materially adversely affected RJR Tobacco’s shipment volumes. RJR Tobacco believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial position of RJR Tobacco in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and value categories, RJR Tobacco’s share of the domestic premium and value cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the MSA.
     Department of Justice Case. On September 22, 1999, the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies in the U.S. District Court for the District of Columbia. The government initially sought to recover federal funds expended by the federal government in providing health care to smokers who developed diseases and injuries alleged to be smoking-related. In addition, the government sought, pursuant to the civil provisions of RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare Secondary Payer provisions of the Social Security Act, but did not dismiss the RICO claims. In February 2005, the U.S. Court of Appeals for the District of Columbia ruled that disgorgement is not an available remedy in this case. The government’s petition for writ of certiorari with the U.S. Supreme Court was denied in October 2005. The non-jury, bench trial began in September 2004, and closing arguments concluded on June 10, 2005.
     On August 17, 2006, the court found certain defendants, including RJR Tobacco and B&W, liable for the RICO claims, but did not impose any direct financial penalties. The court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural.” The court also ordered defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining web sites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the court placed restrictions on the ability of the defendants to dispose of certain assets for use in the United States, unless the transferee agrees to abide by the terms of the court’s order, and ordered the defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with the case.
     Certain defendants, including RJR Tobacco, filed notices of appeal to the U.S. Court of Appeals for the District of Columbia on September 11, 2006. The government filed its notice of appeal on October 16, 2006. In addition, the defendants, including RJR Tobacco, filed joint motions asking the district court to clarify and to stay its order pending the defendants’ appeal. On September 28, 2006, the district court denied the defendants’ motion to stay. On September 29, 2006, the defendants, including RJR Tobacco, filed a motion asking the court of appeals to stay the district court’s order pending the defendants’ appeal. The court granted the motion on October 31, 2006.
     On November 28, 2006, the court of appeals stayed the appeals pending the trial court’s ruling on the defendants’ motion for clarification. The defendants’ motion for clarification was granted in part and denied in part on March 16, 2007. The defendants’ motion as to the meaning and applicability of the general injunctive relief of the August 17, 2006 order was denied. The request for clarification as to the scope of the provisions in the order prohibiting the use of descriptors and requiring corrective statements at retail point of sale was granted. The court also ruled that the provisions prohibiting the use of express or implied health messages or descriptors do apply to the actions of the defendants taken outside of the United States. The defendants filed amended notices of appeal in March 2007. In May 2007, the court of appeals issued a briefing schedule that extends through May 19, 2008.
     The stay of the district court’s order suspends the enforcement of the order pending the outcome of the defendants’ appeal. RJR Tobacco does not know the timing of an appellate decision or, if the order is affirmed, the compliance

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
deadlines that will be imposed. If the order is affirmed without modification, then RJR Tobacco believes that certain provisions of the order, such as the ban on certain brand style descriptors and the corrective advertising requirements, would have adverse business effects on the marketing of RJR Tobacco’s current product portfolio and that such effects could be material. Also, if the order is affirmed, then RJR Tobacco would incur costs in connection with complying with the order, such as the costs of changing its current packaging to conform to the ban on certain brand descriptors and the costs of corrective communications. Given the uncertainty over the timing and substance of an appellate decision, RJR Tobacco currently is not able to estimate reasonably the costs of such compliance. Moreover, if the order were ultimately affirmed and RJR Tobacco were to fail to comply with the order on a timely basis, then RJR Tobacco could be subject to substantial monetary fines or penalties.
     International Cases. A number of foreign countries have filed suit against RJR Tobacco, B&W and other tobacco industry defendants to recover funds for health-care, medical and other assistance paid by those foreign governments to their citizens. No such cases currently are pending against RJR Tobacco and its affiliates or indemnitees in the United States.
     Two health-care reimbursement cases are pending against RJR Tobacco or B&W outside the United States, one in each of Canada and Israel. Pursuant to the terms of the 1999 sale of RJR Tobacco’s international tobacco business, JTI assumed RJR Tobacco’s liability, if any, in the health-care cost recovery cases brought by foreign countries.
     On November 12, 1998, the government of British Columbia enacted legislation creating a civil cause of action permitting the government to recover the costs of health-care benefits incurred for B.C. residents arising from tobacco-related disease. The government’s subsequent suit against Canadian defendants and foreign defendants, including RJR Tobacco was dismissed in February 2000, when the B.C. Supreme Court ruled that the legislation was unconstitutional and set aside service ex juris against the foreign defendants for that reason. The government then enacted a revised statute and brought a new action, filed in January 2001, and pending in Supreme Court, British Columbia. The plaintiff seeks to recover the present value of the total expenditure by the government for health-care benefits provided for insured persons resulting from tobacco-related disease or the risk of tobacco-related disease, the present value of the estimated total expenditure by the government for health-care benefits that reasonably could be expected to be provided for those insured persons resulting from tobacco-related disease or the risk of tobacco-related disease, court ordered interest, and costs, or in the alternative, special or increased costs. The plaintiff alleges that the defendants are liable under the following theories: defective product, failure to warn, sale of cigarettes to children and adolescents, strict liability, deceit and misrepresentation, and violation of trade practice and competition acts. Trial is scheduled for September 6, 2010.
     On September 1, 1998, the General Health Services filed a statement of claim against certain cigarette manufacturers, including RJR Tobacco and B&W, in the District Court of Jerusalem, Israel. The plaintiff seeks to recover the past and future value of the total expenditures for health-care services provided to residents of Israel resulting from tobacco-related disease, court ordered interest for past expenditures from date of filing the statement of claim, increased and/or punitive and/or exemplary damages and costs. The plaintiff alleges that the defendants are liable under the following theories: negligence, public nuisance, fraud, misleading advertisement, defective product, failure to warn, sale of cigarettes to children and adolescents, strict liability, deceit, concealment, misrepresentation and conspiracy. In 2002, the plaintiff obtained leave to serve RJR Tobacco and B&W outside the jurisdiction. On behalf of RJR Tobacco, JTI filed a motion challenging the grant of leave, which was denied. JTI appealed the decision to the Supreme Court of Israel. A hearing occurred on March 28, 2005. A decision is pending.
     Native American Tribe Cases. As of February 1, 2008, one Native American tribe case was pending before a tribal court in South Dakota against RJR Tobacco and B&W, Crow Creek Sioux Tribe v. American Tobacco Co., a case filed in September 1997 in Tribal Court, Crow Creek Sioux, South Dakota. The plaintiffs seek to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program, and disgorgement of unjust profits from sales to minors. The plaintiffs claim that the defendants are liable under the following theories: unlawful marketing and targeting of minors, contributing to the delinquency of minors, unfair and deceptive acts or practices, unreasonable restraint of trade and unfair method of competition, negligence, negligence per se, conspiracy and restitution of unjust enrichment. The case is dormant.
     Hospital Cases. As of February 1, 2008, one case brought by hospitals was pending against cigarette manufacturers, including RJR Tobacco and B&W: City of St. Louis v. American Tobacco Co., Inc., filed in November 1998, and pending in the Circuit Court of the City of St. Louis, Missouri. This case seeks recovery of uncompensated,

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
unreimbursed health-care costs expended or to be expended by hospitals on behalf of patients who suffer, or have suffered, from illnesses allegedly resulting from the use of cigarettes. On June 28, 2005, the court granted the defendants’ motion for summary judgment as to claims for damages which accrued prior to November 16, 1993. The claims for damages which accrued after November 16, 1993, are still pending. The case is in discovery. Trial is scheduled for January 11, 2010.
     Other Cases. On August 4, 2005, the United Seniors Association filed a case against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, in the U.S. District Court for the District of Massachusetts. The case sought to recover for the Medicare program all of the expenditures that the Medicare program made from August 4, 1999, to present for the health-care services rendered to Medicare’s beneficiaries for the treatment of diseases attributable to smoking. The plaintiff alleged that the defendants concealed, denied and manipulated the addictive properties of their cigarettes; and engaged in tortious and other wrongful conduct. On October 24, 2005, the defendants filed a motion to dismiss or, in the alternative, transfer the case to the U.S. District Court for the Middle District of Florida where a virtually identical case against Philip Morris and Liggett was dismissed. On August 28, 2006, the defendants’ motion to dismiss was granted. The plaintiff’s appeal to the U.S. Court of Appeals for the First Circuit was denied on August 20, 2007. On November 14, 2007, the plaintiff filed a writ of certiorari with the U.S. Supreme Court, which was denied on January 22, 2008.
          MSA-Enforcement and Validity
     As of February 1, 2008, there were 61 cases concerning the enforcement, validity or interpretation of the MSA in which RJR Tobacco or B&W is a party. This number includes those cases, discussed below, relating to disputed payments under the MSA.
     On April 7, 2004, a class-action lawsuit, Sanders v. Philip Morris USA, Inc., was filed in the Superior Court of Los Angeles County against RJR, RJR Tobacco, Philip Morris, Altria and B&W. The case was brought on behalf of California residents who purchased cigarettes in California from April 2, 2000 to the present. The plaintiff generally alleged that the MSA was anticompetitive in that the defendants used the terms of the MSA to reduce competition and to raise the price of cigarettes. The plaintiff voluntarily dismissed this case and, on June 9, 2004, filed a new action in the U.S. District Court for the Northern District of California. The defendants are RJR Tobacco, B&W, Philip Morris, Lorillard and Bill Lockyer, in his capacity as Attorney General for the State of California. The plaintiff asserts claims for declaratory and injunctive relief based on preemption and Supremacy Clause grounds, alleging that the MSA supposedly is inconsistent with the federal antitrust laws, for injunctive relief based on claimed violations of the Sherman Act, for damages and injunctive relief based on claimed violations of California’s state antitrust law, the Cartwright Act, for an accounting of profits based on claimed statutory and common law theories of unfair competition, and for restitution based on claimed unjust enrichment. On March 29, 2005, the U.S. District Court for the Northern District of California granted the defendants’ motion to dismiss with prejudice. The plaintiff appealed, and on September 26, 2007, the U.S. Court of Appeals for the Ninth Circuit affirmed the dismissal of the lawsuit. On January 25, 2008, the plaintiffs filed a petition for a writ of certiorari with the U.S. Supreme Court.
     On March 28, 2005, the National Association of Attorneys General, referred to as NAAG, sent a notice, signed by 40 Attorneys General that one or more of the states intended to initiate proceedings against RJR Tobacco for violating Section III (r) of the MSA, the various Consent Decrees implementing the MSA and/or consumer fraud statutes in various states, all in connection with RJR Tobacco’s advertisements for Eclipse cigarettes. After a June 2005 meeting between representatives of RJR Tobacco and NAAG, the Vermont Attorney General filed suit in July 2005, in the Vermont Superior Court, Chittenden County, alleging that certain advertising for the Eclipse cigarette brand violated both the MSA and the Vermont Consumer Fraud Statute. The State of Vermont is seeking declaratory, injunctive, and monetary relief. On April 25, 2007, the court denied the State of Vermont’s motion to strike defendants’ demand for trial by jury. Trial is scheduled to begin on September 8, 2008.
     On April 13, 2005, the Mississippi Attorney General notified B&W of its intent to seek approximately $3.9 million in additional payments under the Mississippi Settlement Agreement. The Mississippi Attorney General asserts that B&W failed to report in its net operating profit or its shipments cigarettes manufactured by B&W under contract for Star Tobacco or its parent, Star Scientific, Inc. On April 28, 2005, B&W advised the state that it did not owe the state any money. On August 11, 2005, the Mississippi Attorney General filed in the Chancery Court of Jackson County, Mississippi, a Notice of Violation, Motion to Enforce Settlement Agreement, and Request for an Accounting by

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Defendant Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Corporation. In this filing, Mississippi estimated that its damages now exceed $5.0 million. This matter is currently in the discovery phase.
     On May 17, 2006, the State of Florida filed a motion, in the Circuit Court of the Fifteenth Judicial Circuit, in and for Palm Beach County, Florida, to enforce the Settlement Agreement, for an Accounting by Brown & Williamson Holdings, Inc., and for an Order of Contempt, raising substantially the same issues as raised by the Mississippi Attorney General and seeking approximately $12.4 million in additional payments under the Florida Settlement Agreement, as well as $17.0 million in interest payments. Discovery in this matter is underway.
     On October 18, 2006, RJR Tobacco filed a suit in federal district court in the Western District of Washington, R.J. Reynolds Tobacco Company v. Seattle-King Co. Dept. of Public Health. In that litigation, RJR Tobacco sued the Department of Public Health of King County, Washington and the City of Seattle, Washington, seeking to invalidate, as a violation of the First Amendment and the Federal Cigarette Labeling and Advertising Act, ordinances banning the sampling of cigarettes. On December 21, 2006, the State of Washington moved to intervene, seeking to assert a claim against RJR Tobacco under the MSA. On February 6, 2007, the Court denied the State’s motion to intervene, and it granted RJR Tobacco’s motion for summary judgment against the original defendants. On March 6, 2007, the State appealed that decision to the U.S. Court of Appeals for the Ninth Circuit. That appeal is pending. On a parallel track with this federal litigation, on January 18, 2007, the State of Washington filed suit against RJR Tobacco in State Superior Court in King County, Washington, alleging that RJR Tobacco’s federal litigation against King County and Seattle violated Section V of the MSA, which prohibits participating manufacturers from bringing facial challenges to the constitutionality or enforceability of certain tobacco control laws and regulations that predate the MSA. In this state litigation, State of Washington v. R.J. Reynolds Tobacco Company, RJR Tobacco’s motion to dismiss the complaint was denied on August 3, 2007. This state litigation otherwise is in its initial stages, and the parties have yet to conduct discovery. Trial is scheduled to begin on July 7, 2008.
     In December, 2007, the states of California, Connecticut, Illinois, Maine, Maryland, New York, Ohio, Pennsylvania and Washington sued RJR Tobacco in their respective state courts under the MSA consent decree claiming, among other things, that a Rolling Stone magazine editorial section and an adjacent Camel Farm advertisement included cartoon images prohibited under the MSA. Each state seeks significant penalties. A hearing on the State of Ohio’s claims occurred on January 17, 2008 and February 8, 2008. The judge has taken the issue under advisement. Activity continues in each state. In Stewart v. RJR Tobacco, two artists groups have filed a class-action lawsuit in California state court against RJR Tobacco and Rolling Stone’s publisher, Wenner Media, claiming their mention in the editorial section violated their right of publicity.
     NPM Adjustment Claims Generally.  The MSA includes an adjustment, referred to as an NPM Adjustment, that potentially reduces the annual payment obligations of RJR Tobacco and the other participating manufacturers, with all participating manufacturers referred to as PMs. Certain requirements must be satisfied before the NPM Adjustment for a given year is available: (1) an independent auditor designated under the MSA must determine that the PMs have experienced a market share loss beyond a triggering threshold to those manufacturers that do not participate in the MSA, such non-participating manufacturers referred to as NPMs, and (2)  in a binding arbitration proceeding, a firm of independent economic consultants must find that the disadvantages of the MSA were a significant factor contributing to the loss. When these two requirements are satisfied, the MSA provides that the NPM Adjustment applies to reduce the annual payment obligation of the PMs. However, an individual settling state may avoid its share of the NPM Adjustment if it had in place and diligently enforced during the entirety of the relevant year a “Qualifying Statute” that imposes escrow obligations on NPMs that are comparable to what the NPMs would have owed if they had joined the MSA. In such event, the state’s share of the NPM Adjustment is reallocated to other settling states, if any, that did not have in place and diligently enforce a Qualifying Statute.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     NPM Adjustment Claim for 2003.  For 2003, the MSA independent auditor determined that the PMs suffered a market share loss sufficient to trigger an NPM Adjustment. In March 2006, the independent economic consulting firm issued a final, non-appealable determination that the disadvantages of the MSA were “a significant factor contributing” to the 2003 market share loss. Based on these determinations, on April 17, 2006, RJR Tobacco placed approximately $647 million of its MSA payment into a disputed payments account, in accordance with a procedure established by the MSA. That amount represented RJR Tobacco’s share of the 2003 NPM Adjustment as calculated by the MSA independent auditor. On March 28, 2007, the independent auditor issued revised calculations that reduced RJR Tobacco’s share of the NPM Adjustment for 2003 to approximately $615 million. As a result, on April 19, 2007, RJR Tobacco instructed the independent auditor to release to the settling states approximately $32 million from the disputed payments account.
     Following RJR Tobacco’s payment of a portion of its 2006 MSA payment into the disputed payments account, 37 of the settling states filed legal proceedings in their respective MSA courts seeking declaratory orders that they diligently enforced their Qualifying Statutes during 2003 and/or orders compelling RJR Tobacco and the other PMs that placed money in the disputed payments account to pay the disputed amounts to the settling states. In response, RJR Tobacco and other PMs, pursuant to the MSA’s arbitration provisions, moved to compel arbitration of the parties’ dispute concerning the 2003 NPM Adjustment, including the States’ diligent enforcement claims, before a single, nationwide arbitration panel of three former federal judges. The settling states opposed these motions, arguing, among other things, that the issue of diligent enforcement must be resolved by MSA courts in each of the 52 settling states and territories.
     As of February 14, 2008, 47 out of 48 courts that had addressed the question whether the dispute concerning the 2003 NPM Adjustment is arbitrable had ruled that arbitration is required under the MSA. In 33 states, the orders compelling arbitration are final and/or non-appealable.
     At this time, it is not possible to estimate a date by which arbitration of the dispute concerning the 2003 NPM Adjustment will commence or how many states will ultimately participate.
     NPM Adjustment Claim for 2004.  During 2006, proceedings were initiated with respect to an NPM Adjustment for 2004. The MSA independent auditor again determined that the PMs had suffered a market share loss sufficient to trigger an NPM Adjustment for 2004. On April 17, 2006, RJR Tobacco and other PMs initiated the “significant factor” proceeding before the independent economic consultant called for under the MSA with respect to the 2004 NPM Adjustment. On February 12, 2007, the independent economic consulting firm issued a final, non-appealable determination that the disadvantages of the MSA were “a significant factor contributing” to the 2004 market share loss. On April 16, 2007, RJR Tobacco placed approximately $561 million of its 2007 MSA payment into the disputed payments account. That amount represented RJR Tobacco’s share of the 2004 NPM Adjustment as calculated by the MSA independent auditor.
     NPM Adjustment Claim for 2005.  During 2007, proceedings were initiated with respect to an NPM Adjustment for 2005. The MSA independent auditor again determined that the PMs had suffered a market share loss sufficient to trigger an NPM Adjustment for 2005. On April 18, 2007, RJR Tobacco and other PMs initiated the “significant factor” proceeding called for under the MSA with respect to the 2005 NPM Adjustment. On February 7, 2008, the independent economic consulting firm issued a final, non-appealable determination that the disadvantages of the MSA were “a significant factor contributing” to the 2005 market share loss.
     Due to the uncertainty over the final resolution of the NPM Adjustment claims asserted by RJR Tobacco, no assurances can be made related to the amounts, if any, that will be realized.
          Antitrust Cases
     A number of tobacco wholesalers and consumers have sued U.S. cigarette manufacturers, including RJR Tobacco and B&W, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs asked the court to certify the lawsuits as class-actions on behalf of other persons who purchased cigarettes directly or indirectly from one or more of the defendants. As of February 1, 2008, all of the federal and state court cases

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
on behalf of indirect purchasers have been dismissed, except for one state court case pending in each of Kansas and in New Mexico. There is an additional antitrust case pending in the state of Michigan which alleges violation of the Robinson-Patman Act.
     In Smith v. Philip Morris Cos., Inc., a case filed in February 2000, and pending in District Court, Seward County, Kansas, the court granted class certification on November 15, 2001, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and the parent companies of the major U.S. cigarette manufacturers, including RJR, seeking to recover an unspecified amount in actual and punitive damages. The plaintiffs allege that the defendants participated in a conspiracy to fix or maintain the price of cigarettes sold in the United States. On December 17, 2007, the Seward County District Court stayed the matter.
     In Romero v. Philip Morris Cos., Inc., a case filed in April 2000 in District Court, Rio Arriba County, New Mexico, the court granted class certification on May 14, 2003, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and the parent companies of the major U.S. cigarette manufacturers, including RJR, seeking to recover an amount not to exceed $74,000 per class member in actual and punitive damages, exclusive of interest and costs. The plaintiffs allege that the defendants conspired to fix, raise, advance and/or stabilize prices for cigarettes in the State of New Mexico from at least as early as January 1, 1998, through the present. On June 30, 2006, the court granted the defendants’ motion for summary judgment. On August 14, 2006, the plaintiff appealed to the New Mexico Court of Appeals. The parties completed briefing of the issues on appeal on August 27, 2007, and await a decision.
     In Qureshi v. R.J. Reynolds Tobacco Holdings, Inc., a case filed in May 2004, in the United States District Court for the Eastern District of Michigan, the court granted defendants’ motion for summary judgment on December 1, 2006, in an action brought against RJRT Tobacco and RJR, seeking to recover in excess of $100,000 in damages. The plaintiff alleges that he was denied participation in RJR Tobacco’s retail promotions in violation of the Robinson-Patman Act. On November 30, 2007, the Sixth Circuit Court of Appeals affirmed the dismissal.
     Pursuant to an amended complaint filed in the U.S. District Court for the Eastern District of Tennessee on October 23, 2003, in Smith Wholesale Co. v. R.J. Reynolds Tobacco Co., Smith Wholesale and Rice Wholesale asserted federal antitrust claims in connection with RJR Tobacco’s termination of distribution agreements with the plaintiffs. The plaintiffs sought preliminary and permanent injunctive relief, enjoining RJR Tobacco from, among other things: continuing with the termination of the plaintiffs’ distributorship; continuing to refuse to honor invoices from the plaintiffs toward retail buydowns and retail contract payments; further reducing the price discounts and back-end monies received by the plaintiffs; and continuing its allegedly discriminatory pricing scheme. The plaintiffs alleged that RJR Tobacco, in August 2000, implemented a discriminatory pricing scheme whereby it sold cigarettes at different prices to competing distributors. As a result of the purported pricing scheme, the plaintiffs allegedly suffered substantial damages in the form of lost profits and sales, loss of customers, loss of goodwill and additional injuries. Additional wholesalers, together with the states of Tennessee and Mississippi, joined the case as plaintiffs. On June 3, 2005, the district court granted summary judgment in RJR Tobacco’s favor. On June 23, 2005, the district court dismissed the entire case, and the plaintiffs filed a notice of appeal of the summary judgment and dismissal.
     RJR Tobacco reached a non-monetary settlement with one wholesaler and with the states of Tennessee and Mississippi on July 22, 2005. RJR Tobacco terminated its distribution agreement with four plaintiffs several months after the granting of summary judgment in RJR Tobacco’s favor, and those plaintiffs thereafter moved for preliminary injunctions in the district court and court of appeals. The courts denied those motions on November 28 and November 29, 2005, respectively. On February 27, 2007, the U.S. Court of Appeals for the Sixth Circuit affirmed the trial court’s decision granting RJR Tobacco’s motion for summary judgment. On October 1, 2007, the U.S. Supreme Court denied the plaintiffs’ petition for writ of certiorari.
     On January 11, 2006, Smith Wholesale filed another lawsuit against RJR Tobacco and its customer, H.T. Hackney Corp., in Carter County, Tennessee Circuit Court. Smith Wholesale sought $60 million in damages and a preliminary injunction against RJR Tobacco’s termination of Smith Wholesale’s direct-buying status. Smith Wholesale alleged that the defendants, through agreements with one another and other actions, engaged in a scheme to damage competition in the distribution of cigarettes and specifically to damage the plaintiff. The case was removed to federal court on January 26, 2006. On September 28, 2006, the court granted the plaintiff’s motion to remand the case back to the state court. On November 11, 2007, the Carter County Circuit Court dismissed the case with prejudice.
          Other Litigation and Developments
     By purchase agreement dated May 12, 1999, referred to as the 1999 Purchase Agreement, RJR and RJR Tobacco sold the international tobacco business to JTI. RJR and RJR Tobacco retained certain liabilities relating to the activities of Northern Brands, including those relating to a 1998 guilty plea entered in the U.S. District Court for the Northern District of New York, as well as an investigation conducted by the Royal Canadian Mounted Police, referred to as RCMP, for possible violations of Canadian law related to the activities that led to the Northern Brands guilty plea and

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
certain conduct by Stanley Smith, a former executive of RJR-Macdonald, Inc., referred to as RJR-MI, which led to the termination of his severance agreement. Under its reading of the indemnification provisions of the 1999 Purchase Agreement, JTI has requested indemnification for any damages arising out of the matters described below.
     • In February 2003, the RCMP filed criminal charges in the Province of Ontario against, and purported to serve summonses on, JTI-Macdonald Corp., referred to as JTI-MC, Northern Brands, R. J. Reynolds Tobacco International, Inc., referred to as RJR-TI, R. J. Reynolds Tobacco Co., Puerto Rico, referred to as RJR-PR, and eight individuals associated with RJR-MI and/or RJR-TI during the period January 1, 1991, through December 31, 1996. The charges allege fraud and conspiracy to defraud Canada and the Provinces of Ontario and Quebec in connection with the purchase, sale, export, import and/or re-export of cigarettes and/or fine cut tobacco. In October 2003, Northern Brands, RJR-TI and RJR-PR each challenged both the propriety of the service of the summonses and the jurisdiction of the court. On February 9, 2004, the Superior Court of Justice ruled in favor of these companies. The government filed a notice of appeal from that ruling on February 18, 2004, but did not perfect its appeal until May 8, 2007. At the oral argument on October 29, 2007, the Court of Appeal announced a unanimous decision in favor of the companies’ position and dismissed the government’s appeal. A final written order dismissing the appeal was entered by the Court of Appeal on December 3, 2007.
     A preliminary hearing was commenced on April 11, 2005, for the purpose of determining whether the Canadian prosecutor had sufficient evidence supporting the criminal charges to justify a trial of the defendants that had been properly served to date. On May 30, 2007, the court announced its decision to issue an order committing two of the accused, JTI-MC and Edward Lang, to stand trial on the charges filed in February 2003 and discharging the other six accused. JTI-MC and Mr. Lang have separately filed papers seeking an order quashing the order committing them to stand trial, and the government has filed papers seeking an order quashing the order discharging six of the accused. On December 19, 2007, JTI-MC abandoned its effort to have the order committing it to trial quashed. On February 19, 2008, the Superior Court of Justice in Ontario denied Mr. Lang’s request to quash the order committing him to trial. The court granted the government’s request to quash the order discharging the six individuals and remanded the matter to the preliminary hearing judge for reconsideration.
     On July 31, 2007, each of the accused companies, including RJR-TI, RJR-PR and Northern Brands, and each of the seven accused individuals were given notice that the Canadian prosecutor had requested the Attorney General of Ontario to consent to the issuance of preferred indictments against each of them. RJR-TI, RJR-PR and Northern Brands as well as the other accused filed written submissions with the Attorney General opposing the issuance of the indictments against them. That decision has been deferred until any appeals from the court’s May 30, 2007, ruling have been concluded.
     • In July 2003, a Statement of Claim was filed against JTI-MC and others in the Superior Court of Justice, Ontario, Canada by Leslie and Kathleen Thompson. Mr. Thompson is a former employee of Northern Brands and JTI-MC’s predecessor, RJR-MI. Mr. and Mrs. Thompson have alleged breach of contract, breach of fiduciary duty and negligent misrepresentation, among other claims. They are seeking lost wages and other damages, including punitive damages, in an aggregate amount exceeding $12 million.
     • On September 18, 2003, RJR, RJR Tobacco, RJR-TI, RJR-PR, and Northern Brands were served with a Statement of Claim filed in August 2003 by the Attorney General of Canada in the Superior Court of Justice, Ontario, Canada. Also named as defendants are JTI and a number of its affiliates. The Statement of Claim seeks to recover taxes and duties allegedly not paid as a result of cigarette smuggling and related activities. As filed, the Attorney General’individuals Statement of Claim seeks to recover $1.5 billion Canadian in compensatory damages and $50 million Canadian in punitive damages, as well as equitable and other forms of relief. However, in the Companies’ Creditor Arrangement Act proceeding described below, the Attorney General amended and increased Canada’s claim to $4.3 billion Canadian. The parties have agreed to a stay of all proceedings pending in the Superior Court of Justice, subject to notice by one of the parties that it wishes to terminate the stay. On January 19, 2007, the court ordered that the case be scheduled for trial no later than December 31, 2008, subject to further order of the court.
     • In August 2004, the Quebec Ministry of Revenue (1) issued a tax assessment, covering the period January 1, 1990, through December 31, 1998, against JTI-MC for alleged unpaid duties, penalties and interest in an amount of about $1.36 billion Canadian; (2) issued an order for the immediate payment of that amount; and (3) obtained an ex parte judgment to enforce the payment of that amount. On August 24, 2004, JTI-MC applied for protection under the Companies’ Creditor Arrangement Act in the Ontario Superior Court of Justice, Toronto, Canada, referred to as CCAA Proceedings, and the court entered an order staying the Quebec Ministry of Revenue’s proceedings as well as other claims and proceedings against JTI-MC. The stay

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
has been extended to May 30, 2008. In November 2004, JTI-MC filed a motion in the Superior Court, Province of Quebec, District of Montreal, seeking a declaratory judgment to set aside, annul and declare inoperative the tax assessment and all ancillary enforcement measures and to require the Quebec Minister of Revenue to reimburse JTI-MC for funds unduly appropriated, along with interest and other relief. Pursuant to a court-imposed deadline, Canada and several Provinces filed Crown claims against JTI-MC in the CCAA Proceedings in the following amounts: Canada, $4.3 billion Canadian; Ontario, $1.5 billion Canadian; New Brunswick, $1.5 billion Canadian; Quebec, $1.4 billion Canadian; British Columbia, $450 million Canadian; Nova Scotia, $326 million Canadian; Prince Edward Island, $75 million Canadian and Manitoba, $23 million Canadian. In the CCAA Proceedings, the Canadian federal government and some of the provincial governments have asserted that they can make the same tax and related claims against RJR and certain of its subsidiaries, including RJR Tobacco. To date, none of those provincial governments have filed and served RJR or any of its affiliates with a formal Statement of Claim like the Canadian federal government did in August and September 2003.
     • On November 17, 2004, a Statement of Claim was filed against JTI-MC in the Supreme Court of British Columbia by Stanley Smith, a former executive of RJR-MI, for alleged breach of contract and other legal theories. Mr. Smith is claiming $840,000 Canadian for salary allegedly owed under his severance agreement with RJR-MI, as well as other unspecified compensatory and punitive damages.
     • In a letter dated March 31, 2006, counsel for JTI stated that JTI would be seeking indemnification under the 1999 Purchase Agreement for any damages it may incur or may have incurred arising out of a Southern District of New York grand jury investigation, a now-terminated Eastern District of North Carolina grand jury investigation, and various actions filed by the European Community and others in the U.S. District Court for the Eastern District of New York, referred to as the EDNY, against RJR Tobacco and certain of its affiliates on November 3, 2000, August 6, 2001, and October 30, 2002, see below, and against JTI on January 11, 2002.
     • On December 14, 2007, the European Community and 26 Member States entered into a series of agreements with JTI and/or its subsidiaries regarding, principally, contraband and counterfeit cigarettes bearing JTI trademarks in the European Community. Collectively, those agreements resolved, in pertinent part, all claims that the European Community and Member States either had or might have had prior to December 14, 2007 against JTI and/or its subsidiaries with respect to any such contraband and counterfeit cigarettes and claims for which JTI could become the subject of a claim for indemnity by RJR under the terms of the 1999 Purchase Agreement. In addition, the European Community and signatory Member States agreed to release RJR and its affiliates from those same claims.
     Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree with JTI as to whether the circumstances relating to any of these matters give rise to any indemnification obligation by RJR and RJR Tobacco. RJR and RJR Tobacco conveyed their position to JTI, and the parties have agreed to resolve their differences at a later time. In the interim, RJR and RJR Tobacco are paying defense costs and expenses in connection with certain of the Canadian litigation described above. In addition, RJR has liabilities of $94 million that were recorded in 1999 in connection with certain of the indemnification claims asserted by JTI. For further information on the JTI indemnification claims, see “— Other Contingencies and Guarantees” below.
     On May 15, 2007, RAI was served with a subpoena issued by the U.S. District Court for the Middle District of North Carolina. The subpoena seeks documents relating primarily to the business of RJR-TI regarding the manufacture and sale of Canadian brand cigarettes during the period 1990 through 1996. The subpoena was issued at the request of Canada pursuant to a Mutual Legal Assistance Treaty between the United States and Canada.
     On October 30, 2002, the European Community and ten of its member states filed a complaint in the EDNY against RJR, RJR Tobacco and several currently and formerly related companies. The complaint contains many of the same or similar allegations found in an earlier complaint, now dismissed, filed in August 2001 and also alleges that the defendants, together with certain identified and unidentified persons, engaged in money laundering and other conduct violating civil RICO and a variety of common laws. The complaint also alleges that the defendants manufactured cigarettes that were eventually sold in Iraq in violation of U.S. sanctions. The plaintiffs seek compensatory, punitive and treble damages among other types of relief. This matter has been stayed.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     RJR Tobacco was named a defendant in a number of lawsuits originally filed in various federal courts in 2002 by plaintiffs alleging descent from persons held in slavery in the United States and seeking damages from numerous corporate defendants for having allegedly profited from historic slavery. In October 2002, those actions were consolidated by the Judicial Panel on Multidistrict Litigation for pre-trial proceedings in the U.S. District Court for the Northern District of Illinois. On July 6, 2005, the court dismissed the entire action on a variety of grounds. On December 13, 2006, the U.S. Court of Appeals for the Seventh Circuit affirmed dismissal in all respects but one. It remanded some cases for further proceedings limited to the claims by some plaintiffs that present-day representations about historic ties to slavery by some defendants violated state consumer fraud laws. On October 1, 2007, the U.S. Supreme Court denied plaintiffs’ petition for a writ of certiorari. The plaintiffs in all but one of the cases either voluntarily dismissed their claims or otherwise abandoned the litigation. Defendants filed a motion to dismiss the remaining case for failure to state a claim. That motion is currently pending.
     On May 23, 2001, and July 30, 2002, Star Scientific, Inc., referred to as Star, filed two patent infringement actions, which have been consolidated, against RJR Tobacco in the U.S. District Court for the District of Maryland. Both patents at issue are entitled “Method of Treating Tobacco to Reduce Nitrosamine Content, and Products Produced Thereby,” and bear U.S. Patent Nos. 6,202,649 and 6,425,401. The plaintiffs sought: the entry of an injunction restraining RJR Tobacco from further acts of infringement, inducement of infringement, or contributory infringement of the patents; an award of damages to compensate the plaintiff’s lost profits; an award of enhanced damages on account that the defendant’s conduct was willful; an award of pre-judgment interest and a further award of post-judgment interest; an award of reasonable attorneys’ fees; and an order requiring RJR Tobacco to deliver up to the court for destruction all products manufactured from any process which infringes upon, directly or indirectly or otherwise, any claim of such patent. RJR Tobacco filed counterclaims seeking a declaration that the claims of the two Star patents are invalid, unenforceable and not infringed by RJR Tobacco. Between January 31 and February 8, 2005, the court held a first bench trial on RJR Tobacco’s affirmative defense and counterclaim based upon inequitable conduct. Additionally, in response to the court’s invitation, RJR Tobacco filed two summary judgment motions on January 20, 2005.
     On January 19, 2007, the court released decisions on RJR Tobacco’s two summary judgment motions. The court granted RJR Tobacco’s motion for summary judgment of invalidity based on indefiniteness. The court granted in part and denied in part RJR Tobacco’s other summary judgment motion concerning the effective filing date of the patents in suit. On June 26, 2007, the court ruled that Star’s patents are unenforceable due to inequitable conduct by Star and its representatives in the U.S. Patent & Trademark Office. On June 26, 2007, the court also entered final judgment in favor of RJR Tobacco and against Star, dismissing all of Star’s claims with prejudice. On June 27, 2007, Star filed a notice of appeal with the U.S. Court of Appeals for the Federal Circuit. Oral argument is scheduled for March 7, 2008. On July 9, 2007, RJR Tobacco filed a bill of costs seeking reimbursement of its recoverable costs as the prevailing party, and a motion seeking reimbursement of its attorneys’ fees and excess costs incurred in defending Star’s lawsuit. The trial court has deferred that motion pending the appeal.
     A Civil Investigative Demand, referred to as the CID, was issued by the Federal Trade Commission, referred to as the FTC, to RJR Tobacco on August 23, 2007, to determine whether RJR Tobacco’s advertising and marketing related to the Camel No. 9 cigarette brand may violate the FTC Act. The CID requires RJR Tobacco to produce documents and answer interrogatories. On January 7, 2008, RJR Tobacco certified as complete its production of documents to the FTC.
     Finally, in the first quarter of 2005, Commonwealth Brands, Inc., referred to as Commonwealth, was served with an individual smoking and health case, Croft v. Akron Gasket in Cuyahoga County, Ohio. Commonwealth requested indemnity from RJR Tobacco pursuant to the Asset Purchase Agreement dated July 24, 1996, between Commonwealth and B&W, referred to as the 1996 Purchase Agreement. As a result of the B&W business combination, RJR Tobacco agreed to indemnify Commonwealth for this claim to the extent, if any, required by the 1996 Purchase Agreement. The scope of the indemnity will be at issue and has not been determined.
          Tobacco Buyout Legislation and Related Litigation
     On October 22, 2004, the President signed the Fair and Equitable Tobacco Reform Act of 2004, referred to as FETRA, eliminating the U.S. government’s tobacco production controls and price support program. The buyout of tobacco quota holders provided for in FETRA is funded by a direct quarterly assessment on every tobacco product manufacturer and importer, on a market-share basis measured on volume to which federal excise tax is applied. The

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
aggregate cost of the buyout to the industry is approximately $9.9 billion, including approximately $9.6 billion payable to quota tobacco holders and growers through industry assessments over ten years and approximately $290 million for the liquidation of quota tobacco stock. As a result of the tobacco buyout legislation, the MSA Phase II obligations established in 1999 will be continued as scheduled through the end of 2010, but will be offset against the tobacco quota buyout obligations. RJR Tobacco’s annual expense under FETRA, excluding the tobacco stock liquidation assessment, is estimated to be approximately $230 million to $280 million. RJR Tobacco incurred $79 million in 2005 related to assessments from quota tobacco stock liquidation. In the first quarter of 2006, a $9 million favorable adjustment was recorded relating to the tobacco stock liquidation assessment. Remaining contingent liabilities for liquidation of quota tobacco stock, if any, will be recorded when an assessment is made. See note 1 for additional information related to federal tobacco buyout expenses.
     RJR Tobacco will record the FETRA assessment on a quarterly basis as cost of goods sold. RJR Tobacco estimates that its overall share of the buyout will approximate $2.4 billion to $2.9 billion prior to the deduction of permitted offsets under the MSA. In addition, future market pricing could impact the carrying value of inventory, and adversely affect RJR Tobacco’s financial position and results of operations.
     As noted above, the MSA Phase II obligations will be offset against the tobacco quota buyout obligations. Because growers in two states, Maryland and Pennsylvania, did not participate in the quota system, they are not eligible for payments under FETRA. Given that the assessments paid by tobacco product manufacturers and importers under FETRA would fully offset their MSA Phase II payment obligations, the growers in Maryland and Pennsylvania would no longer receive payments under the MSA Phase II program. Thus, the growers in these two states would not receive payment under either FETRA or the MSA Phase II program.
     On December 17, 2004, Maryland and Pennsylvania filed in the North Carolina Business Court a Motion for Clarification or Modification of the Trust, that is, the Growers Trust that created the MSA Phase II obligations. They later supplemented this filing with a Statement of Claim, filed on June 24, 2005. Maryland and Pennsylvania contend that they are entitled to relief from the operation of the tax offset adjustment provision of the Growers Trust and that payments under the Growers Trust to the growers in their states should continue. Following discovery, the parties filed cross-motions for summary judgment on May 5, 2006. On August 17, 2007, the Business Court issued an Order and Opinion granting summary judgment in favor of Maryland and Pennsylvania and denying summary judgment to the tobacco manufacturers, including RJR Tobacco, that were the settlors of the Growers Trust. The Business Court ruled that the Growers Trust, as written and without judicial modification, requires continuing payments to the Growers Trust for the benefit of tobacco growers in Maryland and Pennsylvania. RJR Tobacco and the other tobacco manufacturer/settlors filed their Notice of Appeal on September 14, 2007. On January 14, 2008, RJR Tobacco and the other tobacco manufacturer/settlors filed a petition seeking direct discretionary review by the North Carolina Supreme Court. A ruling on this motion is pending.
          ERISA Litigation
     On May 13, 2002, in Tatum v. The R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Company Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee, violated the Employee Retirement Income Security Act of 1974, referred to as ERISA. The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., referred to as NGH, to spin off RJR, thereby separating NGH’s tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants violated ERISA by not overriding an amendment to RJR’s 401(k) plan requiring that, prior to February 1, 2000, the stock funds of the companies involved in the food business, NGH and Nabisco Holdings Corp., referred to as Nabisco, be eliminated as investment options from RJR’s 401(k) plan. In his complaint, the plaintiff requests, among other things, that the court require the defendants to pay as damages to the RJR 401(k) plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco funds.
     On July 29, 2002, the defendants filed a motion to dismiss, which the court granted on December 10, 2003. On December 14, 2004, the U.S. Court of Appeals for the Fourth Circuit reversed the dismissal of the complaint and

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
remanded the case for further proceedings. On January 20, 2005, the defendants filed a second motion to dismiss on other grounds. On March 7, 2007, the court granted the plaintiff leave to file an amended complaint and denied all pending motions as moot. On April 6, 2007, the defendants moved to dismiss the amended complaint. On May 31, 2007, the court granted the motion in part and denied it in part, dismissing all claims against the RJR Employee Benefits Committee and the RJR Pension Investment Committee. The remaining defendants, RJR and RJR Tobacco, filed their answer and affirmative defenses on June 14, 2007. On June 28, 2007, the plaintiff filed a motion to amend the complaint to add as parties defendant the six members of the RJR Pension Investment Committee and the RJR Employee Benefits Committee. On July 23, 2007, the defendants filed their opposition to this motion, which remains pending. On November 19, 2007, the plaintiff filed a motion for class certification. This motion is fully briefed. Court ordered mediation is scheduled for May 14, 2008.
          Employment Litigation
     On March 19, 2007, in Marshall v. R.J. Reynolds Tobacco Co., the plaintiff filed a collective action complaint against RJR Tobacco in the U.S. District Court for the Western District of Missouri alleging violations of the Fair Labor Standards Act. The allegations include failure to keep accurate records of all hours worked by RJR Tobacco’s employees and failure to pay wages and overtime compensation to non-exempt retail representatives. As of February 22, 2008, 115 additional retail representatives have opted into the lawsuit. On September 6, 2007, the plaintiffs’ counsel filed a motion for conditional collective action certification pursuant to 29 U.S.C. Section 216(b) and for court-authorized notice, which was granted on October 26, 2007. A notice of the lawsuit was sent on January 23, 2008, to all current and former retail representatives employed during the past three-year time period. The notice allows retail representatives 90 days to join the lawsuit.
          Environmental Matters
     RJR Tobacco is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. In the past, RJR Tobacco has been named a potentially responsible party with third parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to several superfund sites. RJR Tobacco is not aware of any current environmental matters that are expected to have a material adverse effect on the business, results of operations or financial position of RJR Tobacco.
     Regulations promulgated by the U.S. Environmental Protection Agency and other governmental agencies under various statutes have resulted in, and likely will continue to result in, substantial expenditures for pollution control, waste treatment, plant modification and similar activities. RJR Tobacco is engaged in a continuing program to comply with federal, state and local environmental laws and regulations, and dependent upon the probability of occurrence and reasonable estimation of cost, accrue or disclose any material liability. Although it is difficult to reasonably estimate the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, RJR Tobacco does not expect such expenditures or other costs to have a material adverse effect on the business, results of operations or financial position of RJR Tobacco.
Other Contingencies and Guarantees
     In 2002, RJR Tobacco, through its majority owned subsidiary, R. J. Reynolds Tobacco C. V., referred to as RJRTCV, and an affiliate of Gallaher Group Plc, referred to as Gallaher, formed a joint venture, with each party owning a 50% membership interest. The joint venture, R. J. Reynolds-Gallaher International Sarl, marketed American-blend cigarettes primarily in Italy, France and Spain.
     On April 18, 2007, an affiliate of Japan Tobacco Inc. acquired Gallaher, and Gallaher subsequently notified RJRTCV that the acquisition constituted a change of control of Gallaher within the meaning of the joint venture agreement. Pursuant to the terms of the joint venture agreement, RJRTCV elected to terminate the joint venture prior to its expiration date. The joint venture terminated on December 31, 2007.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The joint venture agreement provides that upon a termination of the joint venture, the value of all of the trademarks each joint venture member or its affiliate has licensed to the joint venture, other than Natural American Spirit, would be calculated and the party whose licensed trademarks were determined to be of greater value would be required to pay the other party an amount equal to one-half of the difference between the values of the parties’ respective trademarks. See note 12 for additional information on the termination of the joint venture.
     In connection with the sale of the international tobacco business to JTI, on May 12, 1999, pursuant to the purchase agreement, RJR and RJR Tobacco agreed to indemnify JTI against:
•	any liabilities, costs and expenses arising out of the imposition or assessment of any tax with respect to the international tobacco business arising prior to the sale, other than as reflected on the closing balance sheet;

•	any liabilities, costs and expenses that JTI or any of its affiliates, including the acquired entities, may incur after the sale with respect to any of RJR’s or RJR Tobacco’s employee benefit and welfare plans; and

•	any liabilities, costs and expenses incurred by JTI or any of its affiliates arising out of certain activities of Northern Brands.
     As described above in “— Litigation Affecting the Cigarette Industry — Other Litigation and Developments,” RJR Tobacco has received several claims for indemnification from JTI. Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree whether the circumstances described in such claims give rise to any indemnification obligations by RJR and RJR Tobacco. RJR and RJR Tobacco have conveyed their position to JTI, and the parties have agreed to resolve their differences at a later date. RJR has liabilities totaling $94 million that were recorded in 1999 in connection with these indemnification claims.
     RJR Tobacco has entered into agreements to indemnify certain distributors and retailers from liability and related defense costs arising out of the sale or distribution of its products. The cost has been, and is expected to be, insignificant. RJR Tobacco believes that the indemnified claims are substantially similar in nature and extent to the claims that it is already exposed to by virtue of its having manufactured those products.
     Under certain circumstances, any fair value that results in a liability position of certain interest rate swaps may require full collateralization with cash or securities. See note 2 for further information.
          Except as otherwise noted above, RJR Tobacco is not able to estimate the maximum potential amount of future payments, if any, related to these guarantees and indemnification obligations.
Lease Commitments
          RJR Tobacco has operating lease agreements that are primarily for office space, automobiles, warehouse space and computer equipment. The majority of these leases expire within the next five years and some contain renewal or purchase options and escalation clauses or restrictions relating to subleases. Total rent expense was $18 million, $24 million and $36 million for 2007, 2006 and 2005, respectively.
          Future minimum lease payments as of December 31, 2007, were as follows:

Noncancellable Operating Leases
2008	$15
2009	14
2010	12
2011	8
2012	6
Thereafter	13

Total	$68

          The B&W business combination restructuring accrual includes $36 million related to the lease obligations of the former B&W facilities included in the table above.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 10—Retirement Benefits
          RJR Tobacco and its subsidiaries participate in a number of RAI’s non-contributory defined benefit pension plans covering most of their employees and also provide certain health and life insurance benefits for most of their retired employees and their dependents. These benefits are generally no longer provided to employees hired on or after January 1, 2004. Substantially all of the benefit obligation and plan assets of RAI’s defined benefit pension plan are attributable to RJR Tobacco; therefore, RJR Tobacco has accounted for its participation in that plan as if RJR Tobacco is the plan sponsor. The amounts allocated to RJR Tobacco are based on actuarial calculations for RJR Tobacco’s participants. These allocations represent management’s best estimate of the amounts directly attributable to RJR Tobacco.
          As a result of the new funding requirements of the Pension Protection Act of 2006, referred to as the PPA, RAI and the Pension Benefit Guaranty Corporation amended and restated an agreement originally entered into in 1999. The amended agreement resulted in, among other things, RAI’s release of the accumulated excess contributions that were held separately within the affected plan, sometimes referred to as credit balances, as allowed under the PPA and subjects RAI to the same contribution and other requirements of the PPA as other U.S. qualified defined benefit plans.
          The changes in benefit obligations and plan assets, as well as the funded status of these plans at December 31 were as follows:

	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Change in benefit obligation:
Obligation at beginning of year	$5,081	$5,187	$1,427	$1,490
Service cost	34	36	4	5
Interest cost	300	297	87	84
Actuarial (gain) loss	(176)	(79)	4	(46)
Plan amendments	2	—	—	(3)
Benefits paid	(368)	(364)	(99)	(103)
Transfer	(11)	2	—	—
Curtailment/special termination benefits	1	2	—	—

Obligation at end of year	$4,863	$5,081	$1,423	$1,427

Change in plan assets:
Fair value of plan assets at beginning of year	$4,969	$4,373	$375	$350
Actual return on plan assets	369	656	21	52
Employer contributions	289	304	67	75
Benefits paid	(368)	(364)	(99)	(102)
Transfer	(8)	—	—	—

Fair value of plan assets at end of year	$5,251	$4,969	$364	$375

Funded status	$388	$(112)	$(1,059)	$(1,052)

	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Amounts recognized in the consolidated balance sheets consist of:
Noncurrent assets—other assets and deferred charges	$451	$—	$—	$—
Accrued benefit—current liability	(4)	(4)	(76)	(62)
Accrued benefit—long-term liability	(59)	(108)	(983)	(990)

Net amount recognized	388	(112)	(1,059)	(1,052)
Accumulated other comprehensive loss-SFAS No. 158 (excluding tax)	287	451	192	192

Net amounts recognized in the consolidated balance sheets	$675	$339	$(867)	$(860)

          Amounts included in accumulated other comprehensive loss were as follows as of December 31:

6

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension	Postretirement		Pension	Postretirement
	Benefits	Benefits	Total	Benefits	Benefits	Total
	2007	2007	2007	2006	2006	2006
Prior service cost (credit)	$11	$(27)	$(16)	$11	$(39)	$(28)
Net actuarial loss	276	219	495	440	231	671
Deferred income taxes	(111)	(75)	(186)	(175)	(75)	(250)

Accumulated other comprehensive loss	$176	$117	$293	$276	$117	$393

          Changes in accumulated other comprehensive loss during 2007 were as follows:

	Pension	Postretirement
	Benefits	Benefits	Total
Prior service cost	$2	$—	$2
Net actuarial (gain) loss	(123)	11	(112)
Amortization of prior service (cost) credit	(1)	11	10
Amortization of net loss	(40)	(22)	(62)
Transfer to RAI	(2)	—	(2)
Deferred income taxes	64	—	64

Accumulated other comprehensive loss	$(100)	$—	$(100)

	Pension Benefits		Postretirement Benefits
	2007	2006	2007	2006
Weighted-average assumptions used to determine benefit obligations at December 31:
Discount rate	6.50%	6.10%	6.50%	6.10%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%
          The measurement date used for all plans was December 31.
          The accumulated benefit obligation, which represents benefits earned to date, for all pension plans was $4,738 million and $4,918 million for years ended December 31, 2007 and 2006, respectively.
          Pension plans experiencing accumulated benefit obligations in excess of plan assets are summarized below:

	December 31,
	2007	2006
Projected benefit obligation	$63	$527
Accumulated benefit obligation	$55	$514
Plan assets	$—	$456
          The components of the total benefit cost and assumptions are set forth below:

	Pension Benefits			Postretirement Benefits
	2007	2006	2005	2007	2006	2005
Components of total benefit cost (income):
Service cost	$34	$36	$46	$4	$5	$6
Interest cost	300	297	296	87	84	83
Expected return on plan assets	(422)	(359)	(326)	(27)	(29)	(27)
Amortization of transition asset	—	—	—	—	—	2
Amortization of prior service cost (credit)	1	1	1	(11)	(11)	(15)
Amortization of net loss	40	68	69	22	20	21

Net periodic benefit cost (income)	(47)	43	86	75	69	70
Curtailment/special benefits	1	2	3	—	—	(13)
Adjustment for deferring cap	—	—	—	—	—	9

Total benefit cost (income)	$(46)	$45	$89	$75	$69	$66

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The estimated net loss and prior service cost for pension plans that are expected to be amortized from accumulated other comprehensive loss into net periodic benefit cost during 2008 are $18 million and $1 million, respectively. The estimated net loss and prior service cost for the postretirement plans that are expected to be amortized from accumulated other comprehensive loss into net postretirement health care cost during 2008 are $19 million and ($11) million, respectively.

Weighted-average assumptions used to
determine net periodic benefit cost	Pension Benefits			Postretirement Benefits
for years ended December 31:	2007	2006	2005	2007	2006	2005
Discount rate	6.10%	5.90%	6.05%; 5.70%[1]	6.10%	5.90%	6.05%; 5.70%; 5.75%[2]
Expected long-term return on plan assets	8.75%	8.75%	8.79%	8.00%	8.00%	8.50%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

[1]	The January 1, 2005 overall beginning discount rate of 6.05% was changed to 5.70% for the period from April 30, 2005 to December 31, 2005, for plans impacted by the sale of the packaging operations.

[2]	The January 1, 2005 overall beginning discount rate of 6.05% was changed for only the RJR Tobacco benefit plans prior to the B&W business combination, to a discount rate of 5.70% for the period from April 30, 2005 to September 15, 2005, and a discount rate of 5.75% was used for the period from September 16, 2005 to December 31, 2005.
          RJR Tobacco generally uses a hypothetical bond matching analysis to determine the discount rate.
          In 2000, RJR offered to the current and retired employees of RJR and its subsidiaries who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded over a three-year period. The benefit cost of this program was less than $1 million in 2005 and was completed in 2005.
          RJR Tobacco incurred special benefit costs of $1 million in 2007 due to RJR Tobacco reorganizations. RJR Tobacco incurred curtailment costs of $2 million in 2006 due to early retirements under a non-qualified pension plan.
          In 2005, RJR Tobacco sold its packaging operations and terminated the packaging employees. The curtailment/special benefits related to this transaction were $3 million pension expense and $13 million postretirement income, included as a component of the net $24 million loss on sale of assets during 2005.
          RAI has placed a limit, or cap, on how much it will pay for medical and dental coverage for retirees as a group, excluding pre-1993 retirees and former B&W retirees. In 2005, RAI deferred the implementation of the postretirement benefits cost cap to 2006. RJR Tobacco’s one-time cost of this deferral was $9 million in 2005.
          The overall expected long-term rate of return on assets assumptions for pension and postretirement assets are based on: (1) the target asset allocation for plan assets, (2) long-term capital markets forecasts for asset classes employed, and (3) excess return expectations of active management to the extent asset classes are actively managed.
          SFAS Nos. 87 and 106 permit the delayed recognition of asset fund gains and losses in ratable periods of up to five years. RJR Tobacco uses a five-year period wherein asset fund gains and losses are reflected in the expense calculation at 20% per year, beginning the year after the gains or losses occur. In 2007, an increase in the discount rate and additional funding resulted in a decrease of funded status through a benefit of $164 million, $100 million after tax, to accumulated other comprehensive loss. In 2006, an increase in the discount rate, additional funding, and higher than expected asset returns resulted in a decrease of additional minimum pension liabilities through a benefit of $802 million, $487 million after tax, to accumulated other comprehensive loss.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Plan assets are invested using a combination of active and passive investment strategies. Active strategies employ multiple investment management firms. Managers within each asset class cover a range of investment styles and approaches and are combined in a way that controls for capitalization, style biases, and interest rate exposures, while focusing primarily on security selection as a means to add value. Risk is controlled through diversification among asset classes, managers, styles and securities. Risk is further controlled both at the manager and asset class level by assigning excess return and tracking error targets against benchmark indices. Investment manager performance is evaluated against these targets.
          Allowable investment types include U.S. equity, non-U.S. equity, global equity, fixed income, real estate, private equity investment, hedge funds and global tactical asset allocation. The range of allowable investment types utilized for pension assets provides enhanced returns and more widely diversifies the plan. U.S. equities are composed of common stocks of large, medium and small companies. Non-U.S. equities include equity securities issued by companies domiciled outside the U.S. and in depository receipts, which represent ownership of securities of non-U.S. companies. Global equities include a combination of both U.S. and non-U.S. securities. Fixed income includes fixed income securities issued or guaranteed by the U.S. government, and to a lesser extent by non-U.S. governments, mortgage backed securities, corporate debt obligations and dollar-denominated obligations issued in the United States by non-U.S. banks and corporations. Up to 25% of the fixed income assets can be in debt securities that are below investment grade. Real estate consists of publicly traded real estate investment trust securities and private real estate investments. The private equity investments consist of the unregistered securities of private and public companies. Hedge funds invest as a limited partner in portfolios of primarily public securities, including equities and fixed income. Global tactical assets allocation strategies evaluate relative value within and across asset categories and overweight the attractive markets/assets while simultaneously underweighting less attractive markets/assets.
          For pension assets, futures contracts are used for portfolio rebalancing and to approach fully invested portfolio positions. Otherwise, a small number of investment managers employ limited use of derivatives, including futures contracts, options on futures and interest rate swaps in place of direct investment in securities to gain efficient exposure to markets.
          The target pension asset allocation is 59% equity investments, which includes U.S., non-U.S. and global equity, 27% fixed income investments, 10% opportunistic investments, which includes hedge funds and global tactical asset allocation, and 4% alternative investments, which includes private equity investments and real estate, with a rebalancing range of approximately plus or minus 3% to 5% around the target asset allocations.
          The target postretirement asset allocation is 43% U.S. equity investments, including private equity investments, 38% debt securities, 17% non-U.S. equity investments, 1% hedge fund investments and 1% real estate and other, with a rebalancing range of approximately plus or minus 5% around the target asset allocations.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     RAI’s pension and postretirement plans weighted-average asset allocations at December 31, 2007 and 2006, by asset category were as follows:

	Pensions
	2007	2006
Asset Category:
Equities	58%	60%
Fixed income	27%	25%
Opportunistic	11%	11%
Alternative	4%	4%

Total	100%	100%

	Postretirement
	2007	2006
Asset Category:
U.S. equity securities	43%	44%
Debt securities	36%	35%
Non-U.S. equity securities	18%	19%
Hedge funds	1%	1%
Real estate and other	2%	1%

Total	100%	100%

     As of December 31, 2007, of securities in the investment portfolio of RAI’s U.S. pension plans, approximately 3%, or approximately $162 million, are direct exposure subprime mortgage holdings and approximately 1%, or approximately $49 million, are indirect exposure subprime mortgage holdings. RAI does not believe that the ultimate realization of such investments will result in a material impact to future pension expense, future contributions or the funded status of its plans.
          Additional information relating to RAI’s significant postretirement plans is as follows:

	2007	2006
Weighted-average health-care cost trend rate assumed for the following year	9.47%	9.27%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2017	2016
          Assumed health-care cost trend rates have a significant effect on the amounts reported for the health-care plans. A one-percentage-point change in assumed health-care cost trend rates would have had the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease
Effect on total of service and interest cost components	$5	$(4)
Effect on benefit obligation	82	(71)
     During 2008, RAI expects to contribute and allocate to RJR Tobacco, approximately $4 million to its pension plans and expects payments related to its postretirement plans to be $76 million.
Estimated future benefits payments:

		Postretirement Benefits
		Gross Projected	Expected	Net Projected
		Benefit Payments	Medicare	Benefit Payments
	Pension	Before Medicare	Part D	After Medicare
Year	Benefits	Part D Subsidies	Subsidies	Part D Subsidies
2008	$378	$117	$3	$114
2009	374	120	3	117
2010	367	123	3	120
2011	359	126	4	122
2012	360	125	4	121
2013-2017	1,925	606	23	583

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          RAI sponsors qualified defined contribution plans applicable to RJR Tobacco employees. During 2005, following a participant’s contribution, RAI matched 50% based on a maximum of 6% of a participant’s compensation for participants hired prior to January 1, 2004. For participants hired after December 31, 2003, RAI matched 100% based on a maximum of 6% of a participant’s compensation. Beginning in 2006, RAI enhanced the contributions to certain qualified defined contribution plans based on a sliding scale by providing higher, additional contributions to certain employees closer to retirement with lower additional contributions for certain other employees. RJR Tobacco’s expense related to these plans was $35 million, $37 million and $19 million, in 2007, 2006 and 2005, respectively.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 11–Segment Information
          RJR Tobacco is the second largest cigarette manufacturer in the United States. RJR Tobacco’s largest selling cigarette brands, CAMEL, KOOL, PALL MALL, DORAL and WINSTON, are currently five of the ten best-selling brands of cigarettes in the United States. Those brands, and its other brands, including SALEM, MISTY, and CAPRI, are manufactured in a variety of styles and marketed in the United States. RJR Tobacco also manages contract manufacturing of cigarettes and tobacco products through arrangements with BAT affiliates. As of January 1, 2007, the management and distribution of the DUNHILL and STATE EXPRESS 555 cigarette brands were transferred to RJR Tobacco from Lane. Also, as of the beginning of 2007, the corporate allocation of RAI overhead was included in Corporate Expense. The amounts presented for prior periods have been reclassified to reflect the current segment composition.
          The disclosures classified as All Other include the total assets and results of the non-U.S. operations of RJR Tobacco and of the joint venture. The financial position and results of these operations do not meet the materiality criteria to be reportable as segments.
          Segment Data:

	2007	2006	2005
Net sales:
RJR Tobacco	$7,918	$7,675	$7,695
All Other	216	193	219

Consolidated net sales	$8,134	$7,868	$7,914

Operating income:
RJR Tobacco	$1,934	$1,674	$1,381
All Other	33	59	28
Corporate expense	(50)	(48)	(37)

Consolidated operating income	$1,917	$1,685	$1,372

Assets:
RJR Tobacco	$15,956	$14,955	$15,884
All Other	472	417	379
Corporate	3,972	4,183	4,498
Elimination adjustments	(6,002)	(6,593)	(7,180)

Consolidated assets	$14,398	$12,962	$13,581

Capital expenditures:
RJR Tobacco	$93	$116	$102
All Other	7	4	—

Consolidated capital expenditures	$100	$120	$102

Depreciation and amortization expense:
RJR Tobacco	$125	$149	$188
All Other	2	1	—

Consolidated depreciation and amortization expense	$127	$150	$188

Reconciliation to income from continuing operations before income taxes:
Operating income	$1,917	$1,685	$1,372
Interest and debt expense	4	4	4
Interest income	(173)	(153)	(100)
Other income, net	(6)	(15)	(9)

Income from continuing operations before income taxes	$2,092	$1,849	$1,477

          For further information related to trademark impairments, see note 3.

R. J. REYNOLDS TOBACCO COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Sales made by RJR Tobacco to McLane Company, Inc., a distributor, comprised 30%, 29% and 27% of RJR Tobacco’s segment revenue in 2007, 2006 and 2005, respectively. No other customer accounted for 10% or more of RJR Tobacco’s revenue during those years.
Note 12– Subsequent Events
          On December 31, 2007, the R. J. Reynolds-Gallaher International Sarl, joint venture terminated. RJRTCV elected to terminate the joint venture as a result of an affiliate of Japan Tobacco Inc. acquiring Gallaher and constituting a change of control of Gallaher within the meaning of the joint venture agreement.
     The joint venture agreement provides that upon a termination of the joint venture, the value of all of the trademarks each joint venture member or its affiliate licensed to the joint venture, other than Natural American Spirit, would be calculated and that the party whose licensed trademarks were determined to be of greater value would be required to pay the other party an amount, referred to as the Termination Amount, equal to one-half of the difference between the values of the parties’ respective trademarks.
      On February 20, 2008, following the parties’ negotiations regarding the trademarks’ values, RJRTCV and Gallaher Limited, an affiliate of Gallaher Group Plc, entered into a Valuation Payment Settlement Agreement, referred to as the Settlement Agreement, pursuant to which Gallaher Limited agreed to pay RJRTCV a Termination Amount equal to euros 265,000,000 (approximately $387,562,600). The Settlement Agreement provides that 40% of the Termination Amount, euros 106,000,000 (approximately $155,025,000), will be paid to RJRTCV on or before April 20, 2008, and the remaining 60% of the Termination Amount will be paid to RJRTCV in six equal annual installments of euros 26,500,000 (approximately $38,756,250), commencing April 2009. Gallaher Limited’s obligations under the Settlement Agreement have been guaranteed by JT International Holding B.V., an affiliate of Gallaher Limited, pursuant to a Guarantee dated February 20, 2008.
      The dollar values set forth above reflect a euros-to-dollars exchange rate of 1.4625, calculated as of the morning of February 20, 2008.
      RJRTCV will record a pre-tax gain of approximately $300 million in the first quarter of 2008, based upon the negotiated settlement that occurred on February 20, 2008.